Exhibit 10.2

CREDIT AGREEMENT

Dated as of December 5, 2025

among

Shentel Broadband Operations LLC,

as the Borrower,

Shentel Broadband Holding Inc.,

as Holdco and a Guarantor,

CERTAIN SUBSIDIARIES OF HOLDCO PARTY HERETO,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and

L/C Issuer,

and

THE LENDERS PARTY HERETO

BOFA SECURITIES, INC.,

CITIZENS BANK, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

TRUIST SECURITIES, INC.,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

BOFA SECURITIES, INC.,

CITIZENS BANK, N.A.,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners

5.04	Investment Company Act	90
5.05	Default	90
5.06	Subsidiaries and Owners	90
5.07	Power and Authority; Validity and Binding Effect	90
5.08	No Conflict; Material Contracts; Consents	90
5.09	Litigation	91
5.1	Financial Statements	91
5.11	Margin Stock	92
5.12	Full Disclosure	92
5.13	Taxes	92
5.14	Intellectual Property; Other Rights	93
5.15	Liens in the Collateral	93
5.16	Insurance	93
5.17	Employee Benefits Compliance	93
5.18	Environmental Matters	94
5.19	Communications Regulatory Matters	94
5.2	Solvency	95
5.21	Qualified ECP Guarantor	95
5.22	Reserved	95
5.23	Labor Matters	95
5.24	Anti-Corruption; Anti-Terrorism and Sanctions	96
5.25	The Parent and Holdco’s Status as a Holding Company	96
5.26	Senior Debt	96
5.27	Affected Financial Institutions	96
5.28	Covered Entities	96
5.29	Beneficial Ownership Certification	97
5.3	Outbound Investment Rules	97
Article VI AFFIRMATIVE COVENANTS		97
6.01	Reporting Requirements	97
6.02	Preservation of Existence, Etc	101
6.03	Preservation of Licenses	101
6.04	Payment of Liabilities, Including Taxes, Etc	101
6.05	Maintenance of Insurance	102
6.06	Maintenance of Properties	102
6.07	Visitation Rights	102
6.08	Keeping of Records and Books of Account	103
6.09	Compliance with Laws	103
6.1	Further Assurances	104
6.11	Cash Management	105
6.12	Use of Proceeds	105
6.13	Material Contracts; ABS Direction Letters	105
6.14	Benefit Plan Compliance	105
6.15	Anti-Corruption Laws; Sanctions	106
6.16	Post-Closing Deliveries	106
Article VII NEGATIVE COVENANTS		106
7.01	Indebtedness	106
7.02	Liens	107
7.03	Affiliate Transactions	107
7.04	Contingent Obligations	108
7.05	Investments	108

7.06	Dividends and Related Distributions	109
7.07	Liquidations, Mergers, Consolidations, Acquisitions	110
7.08	Dispositions of Assets or Subsidiaries	110
7.09	Use of Proceeds	112
7.1	Subsidiaries and Partnerships	112
7.11	Continuation of or Change in Business	112
7.12	Fiscal Year	112
7.13	Issuance of Equity Interests	112
7.14	Changes in Organization Documents	113
7.15	Negative Pledges; Other Inconsistent Agreements	113
7.16	Material Contracts; ABS Indenture Documentation	113
7.17	Management Fees	114
7.18	Holding Company Covenants	114
7.19	Anti-Corruption; Anti-Terrorism; Sanctions	115
7.2	Financial Covenants	115
7.21	Outbound Investment Rules	115
Article VIII EVENTS OF DEFAULT AND REMEDIES		115
8.01	Events of Default	115
8.02	Remedies upon Event of Default	118
8.03	Application of Funds	119
Article IX ADMINISTRATIVE AGENT		120
9.01	Appointment and Authority	120
9.02	Rights as a Lender	120
9.03	Exculpatory Provisions	121
9.04	Reliance by Administrative Agent	122
9.05	Delegation of Duties	122
9.06	Resignation of Administrative Agent	122
9.07	Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders	124
9.08	No Other Duties, Etc	124
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	125
9.1	Collateral and Guaranty Matters	126
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	127
9.12	Certain ERISA Matters	127
9.13	Recovery of Erroneous Payments	128
Article X CONTINUING GUARANTY		128
10.01	Guaranty	128
10.02	Rights of Lenders	129
10.03	Certain Waivers	129
10.04	Obligations Independent	130
10.05	Subrogation	130
10.06	Termination; Reinstatement	130
10.07	Stay of Acceleration	130
10.08	Condition of Borrower	130
10.09	Appointment of Borrower	131
10.1	Right of Contribution	131
10.11	Keepwell	131
Article XI MISCELLANEOUS		131
11.01	Amendments, Etc	131

11.02	Notices; Effectiveness; Electronic Communications	134
11.03	No Waiver; Cumulative Remedies; Enforcement	136
11.04	Expenses; Indemnity; Damage Waiver	136
11.05	Payments Set Aside	138
11.06	Successors and Assigns	138
11.07	Treatment of Certain Information; Confidentiality	144
11.08	Right of Setoff	145
11.09	Interest Rate Limitation	145
11.1	Integration; Effectiveness	146
11.11	Survival of Representations and Warranties	146
11.12	Severability	146
11.13	Replacement of Lenders	146
11.14	Governing Law; Jurisdiction; Etc	148
11.15	Waiver of Jury Trial	149
11.16	Subordination	149
11.17	No Advisory or Fiduciary Responsibility	149
11.18	Electronic Execution; Electronic Records; Counterparts	150
11.19	USA Patriot Act Notice	151
11.2	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	151
11.21	Acknowledgement Regarding Any Supported QFCs	152
11.22	ENTIRE AGREEMENT	152

v

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Commitments and Applicable Percentages
Schedule 1.01(c)	Minority Investments of Loan Parties
Schedule 1.01(d)	Existing Liens
Schedule 1.01(e)	Existing Letters of Credit
Schedule 2.03	L/C Commitments
Schedule 2.04	Swingline Commitments
Schedule 5.01	Jurisdiction of Organization
Schedule 5.06	Subsidiaries
Schedule 5.08	Governmental Authorizations
Schedule 5.17	ERISA Events
Schedule 6.16	Post-Closing Deliveries
Schedule 7.05	Existing Investments
Schedule 11.06	Voting Participants

EXHIBITS

Exhibit A	Form of Master Subordinated Intercompany Note and Allonge
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Guarantor Joinder
Exhibit E	Form of Loan Notice
Exhibit F	Form of Negative Pledge Agreement
Exhibit G	Form of Revolving Note
Exhibit H	Form of Secured Party Designation Notice
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Swingline Loan Notice
Exhibit K	Forms of U.S. Tax Compliance Certificates
Exhibit L	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 5, 2025, among SHENTEL BROADBAND OPERATIONS LLC, a Delaware limited liability company (the “Borrower”), Shentel Broadband Holding Inc., a Delaware corporation (“Holdco”), the other Guarantors (defined herein), the Lenders (defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swingline Lender and the L/C Issuer make loans and other financial accommodations to the Loan Parties.

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABS Asset Entities” means the “Asset Entities” (as defined in the ABS Base Indenture).

“ABS Asset Entity I” means Shentel Asset Entity I LLC, a Delaware limited liability company.

“ABS Asset Entity II” means Shentel Asset Entity II LLC, a Delaware limited liability company.

“ABS Base Indenture” means that certain Base Indenture, dated as of the Closing Date, among the ABS Issuer, as the issuer, the ABS Asset Entity I, the ABS Asset Entity II, and the ABS Indenture Trustee (as such agreement is in effect on the Closing Date, but subject to any amendments, restatements, supplements, waivers, modifications, terminations, cancellations, revocations and consents that are permitted pursuant to Section 7.16).

“ABS Direction Letter” means each of the ABS Direction Letter (ABS Entities) and the ABS Direction Letter (ABS Indenture Trustee).

“ABS Direction Letter (ABS Entities)” means that certain letter agreement from the Borrower and the ABS Guarantor to the ABS Guarantor and the ABS Issuer, pursuant to which (a) the Borrower and the ABS Guarantor direct the ABS Issuer and the ABS Guarantor to make distributions of all available funds to the Borrower, and (b) the Borrower and the ABS Guarantor direct that all such available funds received by the Borrower be remitted to the collection account specified therein.

“ABS Direction Letter (ABS Indenture Trustee)” means that certain letter agreement from the ABS Guarantor and the ABS Issuer to the ABS Indenture Trustee, pursuant to which (a) the ABS Guarantor and the ABS Issuer direct the ABS Indenture Trustee to make distributions of all available funds to the Borrower, and (b) the ABS Guarantor and the ABS Issuer direct that all such available funds received by the Borrower be remitted to the collection account specified therein.

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“ABS Entity” means each of (a) the ABS Guarantor, (b) the ABS Issuer, (c) the ABS Asset Entity I, (d) the ABS Asset Entity II, and (e) any other ABS Asset Entities.

“ABS Entity Agreements” means, collectively, (a) the ABS Obligor Access Agreements, (b) the ABS Non-Securitization Entity Access Agreements, and (c) any other material agreement between any ABS Entity, on the one hand, and any Loan Party and/or any Subsidiary, on the other hand.

“ABS Fiber Network Assets” means the “Fiber Network Assets” (as defined in the ABS Base Indenture).

“ABS Guarantor” means Shentel Guarantor LLC, a Delaware limited liability company.

“ABS Indenture” means the ABS Base Indenture, as supplemented by the ABS Indenture Initial Series Supplement, as further supplemented pursuant to any other ABS Indenture Series Supplement (to the extent such ABS Indenture Series Supplement is permitted pursuant to Section 7.16), and as may be further amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified from time to time (in each case, to the extent any such amendment, restatement, amendment and restatement, extension, replacement, supplement or other modification is permitted pursuant to Section 7.16).

“ABS Indenture Documentation” means, collectively, (a) the ABS Indenture, (b) the ABS Entity Agreements, (c) the other ABS Transaction Documents, and (d) any other material agreements entered into in connection the ABS Transactions.

“ABS Indenture Initial Series Supplement” means that certain Series 2025-1 Indenture Supplement, dated as of the Closing Date, among the ABS Issuer, as the issuer, the ABS Asset Entity I, the ABS Asset Entity II, and the ABS Indenture Trustee (as such agreement is in effect on the Closing Date, but subject to any amendments, restatements, supplements, waivers, modifications, terminations, cancellations, revocations and consents that are permitted pursuant to Section 7.16).

“ABS Indenture Series Supplement” means any “Series Supplement” (as defined in the ABS Base Indenture).

“ABS Indenture Trustee” means Citibank, N.A., in its capacity as the indenture trustee under the ABS Indenture.

“ABS Intercompany Transaction Exception” means that neither any Loan Party nor any Subsidiary shall (a) contribute, or otherwise make any Investment in, any ABS Fiber Network Asset in, or Dispose of any ABS Fiber Network Asset to, any ABS Entity or (b) contribute to, or otherwise make any Investment in, any ABS Entity, in each case, unless (i) no Default has occurred and is continuing or would result therefrom, and (ii) upon giving Pro Forma Effect to such transaction, the Loan Parties would be in compliance with the financial covenants set forth in Sections 7.20(a) and (b) as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (b).

“ABS Issuer” means Shentel Issuer LLC, a Delaware limited liability company.

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“ABS Non-Securitization Entity Access Agreement” means any “Non-Securitization Entity Access Agreement” (as defined in the ABS Base Indenture).

“ABS Obligor Access Agreements” means the “Obligor Access Agreements” (as defined in the ABS Base Indenture).

“ABS Transaction Documents” means the “Transaction Documents” (as defined in the ABS Base Indenture).

“ABS Transactions” means the entering into by the ABS Entities of the ABS Indenture Documentation, the issuance by the ABS Issuer of the Series 2025-1 Notes under the ABS Indenture Documentation, and any transactions arising out of, or relating to, the transactions contemplated by the ABS Indenture Documentation (including any organizational restructuring or transferring of assets of the Parent and its Subsidiaries (including the ABS Entities) in connection therewith).

“ABS Trigger Event or Condition” means the occurrence or existence of any “Event of Default” (as defined in the ABS Base Indenture), any “Manager Termination Event” (as defined in the ABS Base Indenture), any “Servicer Termination Event” (as defined in the ABS Base Indenture), any “Amortization Period” (as defined in the ABS Base Indenture), any “ARD Period” (as defined in the ABS Indenture), any “Cash Trap Condition” (as defined in the ABS Base Indenture) or any “Cash Sweep Condition” (as defined in the ABS Base Indenture).

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

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“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Law” means, as to any Person, any applicable Law binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of any Incremental Term Facility, with respect to any Incremental Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Incremental Term Facility represented by (i) on or prior to the closing date for such Incremental Term Facility or at any time during the availability period for such Facility, such Incremental Term Lender’s Incremental Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Incremental Term Lender’s Incremental Term Loans at such time, and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means (a) with respect to the Incremental Term Loans made pursuant to any Incremental Term Loan Lender Joinder Agreement, the percentage(s) per annum set forth in such Incremental Term Loan Lender Joinder Agreement, and (b) with respect to Revolving Loans, Swingline Loans, Letter of Credit Fees and the commitment fee pursuant to Section 2.09(a) for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Total Net Leverage Ratio), it being understood that the Applicable Rate for (i) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (ii) Revolving Loans that are Term SOFR Loans shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee” and (iv) the commitment fee pursuant to Section 2.09(a) shall be the percentage set forth under the column “Commitment Fee”:

Level	Total Net Leverage Ratio	Term SOFR & Letter of Credit Fee	Base Rate	Commitment Fee
1	> 2.00 to 1.0	3.00%	2.00%	0.40%
2	< 2.00 to 1.0 but > 1.00 to 1.0	2.75%	1.75%	0.35%
3	< 1.00 to 1.0	2.50%	1.50%	0.30%

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Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.01(c), then, upon the request of the Required Lenders, Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (x) the Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) for the first full fiscal quarter ending after the Closing Date shall be determined based upon Level 3 and (y) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of (a) BofA Securities, in its capacities as a joint lead arranger and a joint bookrunner, (b) Citizens Bank, N.A., in its capacities as a joint lead arranger and a joint bookrunner, (c) Fifth Third Bank, National Association, in its capacities as a joint lead arranger and a joint bookrunner, (d) Truist Securities, Inc., in its capacity as a joint lead arranger, and (e) Morgan Stanley Senior Funding, Inc., in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Auxiliary License” means any License to provide (a) fixed point to point microwave, (b) millimeter wave (70/80/90 GHz Service), (c) microwave industrial pool or (d) aviation auxiliary, the loss of which, individually or collectively with one or more other Licenses, would not reasonably be expected to result in a Material Adverse Effect.

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Facility Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

5

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

6

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Revolving Borrowing, a Swingline Borrowing or an Incremental Term Borrowing, as the context may require.

“Business” has the meaning specified in Section 5.18(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cable Television Consent” means any approval, consent, order or other authorization issued by the applicable PUC or other Governmental Authority of the State of West Virginia, the State of Maryland or the Commonwealth of Pennsylvania with respect to the execution, delivery or performance by Shenandoah Cable of its obligations under this Agreement and the other Loan Documents to which it is a party, including the Guaranty set forth in Article X and the pledge of assets and granting of Liens pursuant to the Security Agreement.

“Capital Lease” means, for any Person, any lease of real or personal property that is required to be capitalized under GAAP or that is treated as an operating lease under regulations applicable to such Person and its Subsidiaries but that otherwise would be required to be capitalized under GAAP, and for the purposes of this Agreement, the amount of any Capital Lease obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, subject to Section 1.03(b).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Swingline Lender (as applicable) or the Lenders, as Collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, and/or (c) if the Administrative Agent and the applicable L/C Issuer or Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means:

(a)                marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States or if not so backed, then having a rating of at least A+ from S&P’s and at least A1 from Moody’s, in each case maturing within two (2) years from the date of acquisition thereof;

(b)                commercial paper maturing no more than 180 days from the date issued and, at the time of acquisition, having a rating of at least A-1 from S&P’s or at least P-1 from Moody’s;

(c)                certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the Laws of the United States or any state thereof or the District of Columbia and, in any case, having combined capital and surplus in an amount not less than $500,000,000;

7

(d)                money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above; and

(e)                time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $250,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, however, that, for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code in which the Borrower or any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)                any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (either within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or by reason of such Person or group of Persons having the right to acquire such beneficial ownership, whether exercisable immediately or with the passage of time (each, an “Option Right”)) of 30% or more of the voting Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis, taking into account any Option Rights as though such rights have been exercised;

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(b)                the occurrence of (x) any consolidation or merger of the Parent in which the Parent is not the continuing or surviving Person or pursuant to which common shares of the Parent will be converted into cash, securities or other property or (y) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Parent;

(c)                within a period of twenty-four (24) consecutive calendar months, individuals who were (x) directors of the Parent on the first day of such period or (y) new directors of the Parent whose nomination or election to the board of directors of the Parent was approved by at least a majority of directors who were either directors on the first day of such period or whose nomination or election was previously so approved shall cease to constitute a majority of the board of directors of the Parent;

(d)                Holdco shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower;

(e)                the Parent shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests (other than the Preferred Stock) of Holdco;

(f)                 the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the ABS Guarantor;

(g)                the ABS Guarantor shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the ABS Issuer; or

(h)                the ABS Issuer shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of each ABS Entity (other than the ABS Guarantor or the ABS Issuer).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Incremental Term Commitment.

“Closing Date” means December 5, 2025.

“CME” means CME Group Benchmark Administration Limited.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Equities” means any of the stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Borrower) and other equities in CoBank acquired by the Borrower in connection with, or because of the existence of, the Borrower’s patronage loan from CoBank (or its affiliate), including under the Existing Credit Agreement, and the proceeds of any of the foregoing.

“Code” means the Internal Revenue Code of 1986.

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“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each Negative Pledge Agreement, each Guarantor Joinder, each of the collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.10, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means an Incremental Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications Act” means the Communications Act of 1934 and the rules and regulations of the FCC thereunder.

“Communications Systems” means a system or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in any system or business described above.

“Compliance Certificate” means a certificate of the Borrower, signed by a Financial Officer of the Borrower, substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR” and the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and the definition of “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any period, on a Consolidated basis, the result of (i) the sum, without duplication, of each of the following for such period:

(1)                net income or deficit, as the case may be;

(2)                total interest expense (including non-cash interest);

(3)                depreciation and amortization expense;

(4)                income taxes;

(5)                losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, intangibles and spectrum;

(6)                losses on sales of assets (excluding sales in the ordinary course of business);

(7)                the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next two (2) fiscal quarters (it being understood that to the extent not actually received within such period, to the extent previously added back to net income in determining Consolidated Adjusted EBITDA for a prior fiscal quarter such reimbursement amounts so added back but not so received shall be deducted in calculating Consolidated Adjusted EBITDA for the fiscal quarter immediately following such two (2) fiscal quarter period));

(8)                the sum of (a) the actual amount of unusual or non-recurring fees, costs and expenses paid or to be paid in connection with any Permitted Acquisition or other Investment, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, including any transaction proposed and not consummated, including severance costs, termination fees, accelerated rent payments, restructuring costs, deferred compensation, retention bonuses and signing bonuses and expenses, stock based compensation expenses, contract termination costs, integration and facilities closing costs, one-time expenses relating to enhanced accounting functions, one-time expenses relating to the implementation of accounting changes promulgated under GAAP, and professional fees for advisors, legal, accounting and other such professional services, whether or not classified as restructuring expenses on the Consolidated financial statements of the Parent and (b) pro forma effect of “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any of the transactions described in the foregoing clause (i)(8)(a) that are projected by a Financial Officer of the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months after the consummation of such transaction (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized, and calculated on a Pro Forma Basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that, with respect to this clause (i)(8) such unusual or non-recurring fees, costs and expenses and cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the reasonable determination of a Financial Officer of the Borrower); provided, further, that, the aggregate amount of such unusual or non-recurring fees, costs and cost savings, operating expense reductions, other operating improvements, initiatives and synergies added back pursuant to this clause (i)(8) in any period of four consecutive fiscal quarters shall not exceed twenty-five percent (25%) of Consolidated Adjusted EBITDA calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b) (calculated prior to giving effect to such add-backs added pursuant to this clause (i)(8));

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(9)                losses incurred from the expansion into new markets within eighteen (18) months of such expansion in an amount not to exceed fifteen percent (15%) of Consolidated Adjusted EBITDA calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b) (calculated prior to giving effect to such add-backs added pursuant to this clause (i)(9));

(10)            any other non-cash expenses, charges (including the amount of any compensation deduction as the result of any grant of Equity Interests in the Borrower to employees, directors or officers of the Borrower or any of its Subsidiaries), losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period, including non-cash adjustments due to changes in accounting; and

(11)            any fees and expenses (including legal fees and expenses) related to the Facilities and this Agreement and the other Loan Documents paid during such period;

provided, that, the items specified above in clauses (i)(2) through (i)(11) (other than clause (i)(8)) shall only be included to the extent such items reduce net income of the Parent; provided, further, that, the aggregate amount of all add-backs with respect to clauses (i)(8) and (i)(9) shall not exceed thirty percent (30%) of Consolidated Adjusted EBITDA (calculated prior to giving effect to clauses (i)(8) and (i)(9));

minus (ii) to the extent included in calculating net income or deficit, the sum of each of the following for such period:

(1)                interest income;

(2)                non-cash dividends;

(3)                equity in earnings from unconsolidated Minority Investments;

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(4)                gains from the disposal of property and equipment and other long-term assets, including goodwill, intangibles and spectrum;

(5)                gains on sales of assets (excluding sales in the ordinary course of business); and

(6)                any other non-cash gains, non-cash income or extraordinary items increasing net income.

For the purposes of calculating compliance with any test or financial covenant under this Agreement for any period, if at any time during such period Holdco or any Subsidiary shall have made any Material Acquisition or Material Disposition, the Consolidated Adjusted EBITDA for such period shall be calculated on a Pro Forma Basis to give effect to such Material Acquisition or Material Disposition.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another, (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation at any time shall be equal to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

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“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Disqualified Stock” means any Equity Interest of any Person that is or, upon the passage of time or the occurrence of any event may become, an obligation of such Person to redeem, purchase, retire, defease or otherwise make any payment (other than, for the avoidance of doubt, an option exercise price payable to such Person) in respect of such Equity Interest in consideration other than any additional Equity Interest (other than Disqualified Stock), if such obligation matures or has the potential to mature sooner than one year after the then-Latest Maturity Date. Notwithstanding the foregoing: (a) any Equity Interests issued to any employee or to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock of the Borrower solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (b) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, Hazardous Materials in the environment including ambient air, surface, water, ground water or land; (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health as affected by Hazardous Materials; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of any Loan Party resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means, collectively, (a) all securities, whether certificated or uncertificated, and all other stock units, (b) all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation, whether voting or non-voting and whether common or preferred, (c) all partnership, joint venture, limited liability company or other equity interests in any Person not a corporation, (d) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, (e) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof) with respect to any of the foregoing and (f) all additional stock, warrants, options, securities, interests and other property, paid or payable or distributed or distributable, with respect to any of the foregoing.

“Equity Issuance” means any issuance or sale by Holdco or any of its Subsidiaries of any Equity Interests at any time on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived); (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) an event or condition that results or could reasonably be expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to a Loan Party or any ERISA Affiliate; (g) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206(g) of ERISA to avoid the imposition of the limitation; (i) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; and (j) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212(c) of ERISA.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means:

(a)                any fee-owned real property;

(b)                all real property leasehold interests;

(c)                motor vehicles and other assets subject to certificates of title;

(d)                any application for registration of a trademark filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law;

(e)                the Equity Interests of any Loan Party in any Foreign Subsidiary, to the extent such equity interests are not required to be pledged pursuant to the Foreign Equity Pledge Requirements;

(f)                 any item of real or personal, tangible or intangible, property (including Licenses issued by the FCC and any applicable PUC) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property is prohibited by Applicable Law or is permitted only with the consent (that has not been obtained) of a Governmental Authority (including the FCC and any applicable PUC);

(g)                any property subject to a Lien pursuant to a permitted purchase money security interest or Capital Lease, in each case, to the extent and only for so long as the applicable purchase money security agreement, Capital Lease or other applicable documentation contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary or Affiliate of a Loan Party) to, the creation, attachment or perfection of the security interest and such restriction, prohibition and/or requirement of consent is not rendered ineffective by Applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(h)                any item of real or personal, tangible or intangible, property (other than any Equity Interests owned by any Loan Party) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property (i) would give any other Person (other than any Loan Party or any Subsidiary of a Loan Party) the right to terminate its obligations with respect to such item of property or (ii) would cause such property to become void or voidable if a security interest therein was created, attached or perfected;

(i)                 any item of real or personal, tangible or intangible, property (other than any Equity Interests owned by any Loan Party) to the extent and only for so long as such property is subject to a contract that contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary or Affiliate of a Loan Party) to, the creation, attachment or perfection of the security interest granted in the Loan Documents and any such restriction, prohibition and/or requirement of consent is not rendered ineffective by Applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

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(j)                 the Equity Interests in any Minority Investment (other than the Equity Interest of any other Loan Party);

(k)                the Equity Interests in any ABS Entity;

(l)                 any margin stock (within the meaning of Regulation U of the Board), including the CoBank Equities; and

(m)              any other asset that the Administrative Agent and the Borrower reasonably determine that the costs to the Borrower of perfecting a Lien on such asset exceeds the relative benefit afforded to the Secured Parties thereby;

provided, that, if at any time the creation, attachment or perfection of the security interest granted pursuant to the Loan Documents in any of the property subject to clauses (f) through (j) of this definition of “Excluded Assets” shall be permitted or consent in respect thereof shall have been obtained, then the applicable Loan Party shall at such time be deemed to have granted a security interest in such property (and such security interest will attach immediately without further action); provided, further, that, the rights to receive, and any interest in, all proceeds of, or monies or other consideration received or receivable from or attributable to the sale, transfer, lease, assignment or other Disposition of any of the Excluded Assets (to the extent a direct security interest in such property or proceeds from the sale, transfer, lease, assignment or other Disposition of such property shall not have already been granted) shall attach immediately and be subject to the security interest granted pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

“Excluded Subsidiary” means: (a) any Regulated Subsidiary; provided, that, the exclusion set forth in this clause (a) shall only apply to the extent such Subsidiary is prohibited (but only for so long as such prohibition exists) from pledging its assets as security for, or prohibited (but only for so long as such prohibition exists) from providing a guaranty of, the Secured Obligations, in each case, without the consent of the applicable PUC or similar regulatory or other Governmental Authority; (b) any Foreign Subsidiary; (c) any Immaterial Subsidiary; provided, that, the Borrower may, at its option, designate any Immaterial Subsidiary as a Guarantor so long as such Immaterial Subsidiary is organized under the Laws of the United States, any state thereof, or the District of Columbia; and (d) any other Subsidiary (other than the Borrower or Holdco) with respect to which the Administrative Agent and the Borrower jointly determine the burden, cost, tax or regulatory consequences of such Subsidiary becoming a Guarantor is excessive in view of the benefits obtained by the Secured Parties therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2021, by and among each of the Borrower, the guarantors party thereto, the lenders party thereto, and CoBank, in its capacities as the administrative agent, a letter of credit issuer and a swing line lender.

“Existing Letter of Credit” means each letter of credit existing on the Closing Date and set forth on Schedule 1.01(e).

“Facility” means an Incremental Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of Closing Date (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“FCC” means the Federal Communications Commission.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“Fee Letter” means each of (a) the letter agreement, dated April 9, 2025, among Holdco, the Borrower and BofA Securities and (b) the letter agreement, dated as of the Closing Date, among Holdco, the Borrower and Bank of America.

“Financial Officer” means, with respect to the Borrower, (a) the chief financial officer, chief executive officer, any principal accounting officer or the controller of the Borrower, in each case, to the extent such officer is a Responsible Officer of the Borrower (or, to the extent that the Borrower does not have any officers, the chief financial officer, chief executive officer, any principal accounting officer or the controller of the authorized member or manager of the Borrower), and (b) any other officer of the Borrower designated by written notice from the Borrower to the Administrative Agent, to the extent that such officer is (i) a Responsible Officer of the Borrower, and (ii) employed in a position involving responsibility for the management of the financial affairs or the presentation of financial statements of the Parent and its Subsidiaries required hereunder.

“Foreign Equity Pledge Requirements” means the requirements to grant the Administrative Agent, for the benefit of the Secured Parties, valid and perfected first-priority Liens and security interests in sixty-five percent (65%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary or that is a FSHCO and treated as a disregarded entity for federal income tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Revolving Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary substantially all of the assets of which constitute the Equity Interests of CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

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“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including the FCC and any applicable PUC.

“Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Unless otherwise specified, the amount of any Guarantee shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor Joinder” means a guarantor joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.10.

“Guarantors” means, collectively, (a) Holdco, (b) the Subsidiaries of Holdco as are or may from time to time become parties to this Agreement pursuant to Section 6.10, and (c) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.10.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes and (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

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“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, that, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; provided, further, that, for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Hedge Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Holdco” has the meaning specified in the introductory paragraph hereto.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary of Holdco (other than the Borrower) which (a) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), does not have revenues greater than five percent (5%) of the Consolidated revenues of the Parent and its Subsidiaries for such period, and (b) as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), does not have total assets greater than five percent (5%) of the Consolidated total assets of the Parent and its Subsidiaries as of such date; provided, that, if (i) for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), Immaterial Subsidiaries, in the aggregate, account for more than ten percent (10%) of the Consolidated revenues of the Parent and its Subsidiaries for such period, or (ii) as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), Immaterial Subsidiaries, in the aggregate, account for more than ten percent (10%) of the Consolidated total assets of the Parent and its Subsidiaries as of such date, then, in either such case, within the time period required by Section 6.10, the Borrower shall cause one or more of such Immaterial Subsidiaries to become Guarantors such that, as a result thereof, the foregoing limits set forth in this proviso are not exceeded.

“Incremental Amount” means, as of any date of determination, an amount equal to the greater of (a) $50,000,000, and (b) an amount equal to fifty percent (50%) of Consolidated Adjusted EBITDA of the Parent and its Subsidiaries calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b).

“Incremental Term Borrowing” means a borrowing consisting of one or more simultaneous Incremental Term Loans of the same Type and under the same Incremental Term Facility and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Incremental Term Lenders under such Incremental Term Facility pursuant to this Agreement.

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“Incremental Term Commitment” means, as to each Incremental Term Lender with respect to an Incremental Term Facility, its obligation to make Incremental Term Loans with respect to such Incremental Term Facility pursuant to an Incremental Term Loan Lender Joinder Agreement; provided, that, at any time after the funding of an Incremental Term Facility, determination of “Required Lenders” shall include the Outstanding Amount of all Incremental Term Loans with respect to such Incremental Term Facility.

“Incremental Term Facility” means, at any time, with respect to any Incremental Term Loan Lender Joinder Agreement, the aggregate principal amount of all Incremental Term Loans made by Incremental Term Lenders pursuant to such Incremental Term Loan Lender Joinder Agreement that are outstanding at such time.

“Incremental Term Lender” means each of the Persons identified as an “Incremental Term Lender” in an Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan” means an advance made by an Incremental Term Lender under an Incremental Term Facility.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement, in form and substance acceptable to the Administrative Agent, executed and delivered in accordance with the provisions of Section 2.16.

“Incremental Term Loan Maturity Date” with respect to any Incremental Term Facility, shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement for such Incremental Term Facility; provided, that, if any such Incremental Term Loan Maturity Date is not a Business Day, such Incremental Term Loan Maturity Date shall be the next preceding Business Day.

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing Incremental Term Loans made by such Incremental Term Lender, in form and substance acceptable to the Administrative Agent.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (except trade payables arising in the ordinary course of business); (e) all obligations created or arising under any conditional sale or other title retention agreement; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (g) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (h) net obligations of such Person under any Swap Contract (calculated as of any date of determination as the Hedge Termination Value thereof as of such date); (i) the maximum amount of all standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (j) the principal balance outstanding under any Synthetic Lease Obligation; (k) with respect to the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the lesser of (i) the amount of such Indebtedness and (ii) such Person’s actual liability for such Indebtedness; (l) obligations with respect to principal under Contingent Obligations with respect to the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); and (m) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or Investment or to redeem, repurchase or otherwise make payments in respect of any Equity Interests of any Person; provided, however, that, notwithstanding the foregoing, in no event shall the Preferred Stock or any obligations thereunder be considered Indebtedness for any purpose under this Agreement or any other Loan Document.

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“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law now or hereafter in effect or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Debtor Relief Law now or hereafter in effect.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), minus (ii) the aggregate amount of all taxes paid (or required to be paid) in cash by the Parent and its Subsidiaries during such period, to (b) Consolidated interest charges of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters of the Parent most recently completed on or prior to such date; provided, that, for purposes of calculating the Consolidated interest charges in clause (b) of this definition, (i) as of the end of the first full fiscal quarter ending after the Closing Date, Consolidated interest charges shall be the actual amount of Consolidated interest charges for the period of one fiscal quarter then ended multiplied by four (4), (ii) as of the end of the second full fiscal quarter ending after the Closing Date, Consolidated interest charges shall be the actual amount of Consolidated interest charges for the period of two fiscal quarters then ended multiplied by two (2) and (iii) as of the end of the third full fiscal quarter ending after the Closing Date, Consolidated interest charges shall be the actual amount of Consolidated interest charges for the period of three fiscal quarters then ended multiplied by one and one-third (1 1/3).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided, that:

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(a)                any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Hedge” means a Swap Contract entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Loan Parties and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a line of business, division or business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Latest Maturity Date” means, at any date of determination, the latest of the Revolving Facility Maturity Date and the then-latest Incremental Term Loan Maturity Date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including the Licenses, and including the Communications Act, all applicable PUC Laws and all Environmental Laws.

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“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s L/C Commitment is set forth on Schedule 2.03 (or, with respect to CoBank in its capacity as the L/C Issuer for the Existing Letters of Credit, the stated amount of the Existing Letters of Credit in effect on the Closing Date (subject to Section 1.06)). The L/C Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Borrower, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor thereof that is an issuer of Letters of Credit hereunder and (b) solely with respect to the Existing Letters of Credit, CoBank, in its capacity as issuer of the Existing Letters of Credit. References to the L/C Issuer herein, in the other Loan Documents, and in any other instruments, documents or agreements executed in connection herewith and the other Loan Documents shall, as the context may require (including with respect to any particular Letter of Credit, L/C Credit Extension, or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers, as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Test Date” has the meaning specified in Section 1.09.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lenders.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders, the Swingline Lender and the L/C Issuer.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Licenses” means any cable television franchise or any wireline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, broadband or other telecommunications license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, right of way, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, including the lease of any spectrum (and attendant rights and obligations), or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment or deposit arrangement intended as, or having the effect of, security.

“Limited Condition Transaction” means a Permitted Acquisition or other Investment permitted pursuant to Section 7.05 that is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Incremental Term Loan, a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, each Fee Letter, each Issuer Document, each Incremental Term Loan Lender Joinder Agreement, each Guarantor Joinder, each ABS Direction Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that, for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing (other than a Swingline Borrowing), (b) a conversion of Loans (other than Swingline Loans) from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

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“Master Subordinated Intercompany Note” means a master intercompany note, substantially in the form of Exhibit A hereto, evidencing Indebtedness among the Loan Parties and delivered by the Loan Parties to the Administrative Agent on the Closing Date.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating line of business, division or business unit or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by Holdco and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means (a) a material adverse effect upon the business, result of operations, properties, assets or financial condition of the Loan Parties and the Subsidiaries, taken as a whole, or (b) the impairment of any Liens in favor of the Administrative Agent, of the ability of the Loan Parties and the Subsidiaries to perform their material obligations under any Loan Document or of the Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Secured Obligations. In determining whether any individual event would reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would reasonably be expected to have a Material Adverse Effect.

“Material Contract” means any contract or agreement, written or oral, of any Loan Party or any of its respective Subsidiaries the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to Holdco and its Subsidiaries in excess of $10,000,000.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $15,000,000.

“Material License” means all Licenses (a) issued by the FCC or any PUC, (b) required for the operation of any Communications System in the manner in which such Communications System is operating or (c) material to the value of the assets of any Loan Party or Subsidiary of any Loan Party but excluding any Auxiliary License.

“Maturity Date” means the Revolving Facility Maturity Date or an Incremental Term Loan Maturity Date, as the context may require.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Minority Investment” means any Person in whom any Loan Party owns any Equity Interests to the extent such Person does not constitute a Subsidiary of a Loan Party. As of the Closing Date, each of the Minority Investments of the Loan Parties are set forth on Schedule 1.01(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

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“Multiemployer Plan” means any employee benefit plan that is subject to Title IV of ERISA and that is of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Negative Pledge Agreement” means each Negative Pledge Agreement executed and delivered by a Regulated Subsidiary that is an Excluded Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties, in substantially the form of Exhibit F hereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders (or the Required Class Lenders for such Facility).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means an Incremental Term Note or a Revolving Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit L or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, as of Closing Date and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Incremental Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Incremental Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” means Shenandoah Telecommunications Company, a Virginia corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Perfection and Diligence Certificate” means the collateral questionnaire executed and delivered by a Responsible Officer of each Loan Party and Shenandoah Telephone to the Administrative Agent on the Closing Date.

“Permitted Acquisition” means any acquisition by any Loan Party (x) of all or substantially all of the Equity Interests of any Person, (y) of all or substantially all the assets of, or any line of business or division or business unit of, any other Person or (z) of any Minority Investment; provided, that:

(a)                after giving effect to such Investment, the Loan Parties shall continue to be in compliance with the requirements set forth in Section 7.11;

(b)                the Administrative Agent shall receive in accordance with the requirements of Section 6.10, all documents and other deliveries (if any) reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the assets, Person or Minority Investment acquired or created in such Investment, together with all opinions of counsel, certificates, resolutions and other documents required by Section 6.10, in form and substance reasonably acceptable to the Administrative Agent;

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(c)                subject to Section 1.09, no Default shall exist or would exist immediately after giving effect to such Investment;

(d)                the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with Minority Investments shall not exceed $150,000,000 over the term of the Facilities;

(e)                (i) any Person acquired will be a direct or indirect wholly-owned Domestic Subsidiary of the Borrower immediately after such Investment, (ii) any assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, and (iii) any Minority Investment being acquired will be in a Person who is organized or formed and existing under the Laws of the United States or any state, commonwealth or territory thereof or under the Laws of the District of Columbia and whose assets are located within the United States; and

(f)                 subject to Section 1.09, if the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment exceeds $10,000,000, then the Borrower shall have provided to the Administrative Agent a certificate of a Financial Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Investment, the Loan Parties shall be in compliance with the covenants set forth in Section 7.20, calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Sections 6.01(a) or (b).

“Permitted Liens” means the following:

(a)                Liens for taxes, assessments or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s or Subsidiary’s books;

(b)                pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA;

(c)                Liens of mechanics, repairmen, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than 60 days, (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s or Subsidiary’s books or (iii) do not in the aggregate materially detract from the value of the property or asset subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

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(d)                pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e)                pledges and deposits in the ordinary course of business securing liability for reimbursement of indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower or any Subsidiary;

(f)                 encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that do not in the aggregate materially detract from the value of the property or asset subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)                Liens in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise securing the Secured Obligations;

(h)                judgment Liens arising solely as a result of the existence of judgments, awards, decrees, orders or attachments that do not constitute an Event of Default;

(i)                 cash collateralization of Letters of Credit issued by Person(s) other than the L/C Issuer; provided, that, the aggregate amount of such cash collateralizations, together with the Loan Parties and their respective Subsidiaries’ reimbursement obligations under such Letters of Credit, does not exceed $2,500,000 in the aggregate at any one time;

(j)                 Liens securing purchase money security interests or Capital Leases permitted under Section 7.01(d); provided, that, such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness;

(k)                Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(l)                 Liens of the Loan Parties or their respective Subsidiaries existing as of the Closing Date set forth on Schedule 1.01(d), and any refinancing thereof; provided, that, (i) the property covered thereby is unchanged, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured thereby is Indebtedness permitted under Section 7.01;

(m)              Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement with respect to any Investment permitted under Section 7.05;

(n)                purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(o)                rights of setoff or banker’s lien upon deposits of cash in favor of banks or other depository institutions arising as a matter of law;

(p)                leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the applicable Person or (ii) secure any Indebtedness;

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(q)                Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of Law under Article 2 of the UCC in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(r)                 Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such secured Indebtedness is permitted;

(s)                 customary rights of first refusal and tag, drag and similar rights in joint venture agreements;

(t)                 Liens in favor of collecting banks arising under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(u)                additional Liens of the Excluded Subsidiaries not otherwise permitted by this definition that (i) do not materially impair the use of such asset in the operation of the business of such Excluded Subsidiary and (ii) do not secure outstanding obligations in excess of $500,000 in the aggregate for all such Liens at any time;

(v)                pledges or other Liens granted in the ordinary course of business in favor of credit card processing companies on deposit accounts functioning as reserve or settlement accounts pursuant to agreements therewith in connection with the provision of credit card processing services for customer payments;

(w)              Liens (i) encumbering initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (ii) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business or (B) pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries;

(x)                Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition, to be applied against the purchase price for such Permitted Acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder;

(y)                assignment of, and sales or Liens on, accounts receivables or rights in respect of any thereof in connection with Dispositions permitted hereunder;

(z)                Liens on any property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(aa)             non-consensual restrictions on transfer imposed by a Governmental Authority;

(bb)            security given to a utility company or any municipality or other Governmental Authority when required by such utility or authority in connection with the operations of the applicable Loan Party;

(cc)             condemnation or eminent domain proceedings affecting any real property;

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(dd)            the statutory Lien of CoBank in the CoBank Equities;

(ee)             Liens arising in connection with the grant to the ABS Asset Entities of non-exclusive licenses and rights of access to, and use of, the ABS Fiber Network Assets pursuant to and in accordance with the terms and conditions of the ABS Obligor Access Agreements; and

(ff)               other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $10,000,000 and (y) fifteen percent (15%) of Consolidated Adjusted EBITDA of the Parent and its Subsidiaries calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan but excluding any Multiemployer Plan) that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in Sections 412, 430 and 436 of the Code and Sections 206, 302, 303 and 305 of ERISA.

“Platform” has the meaning specified in Section 6.01.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means the participating exchangeable preferred stock issued by Holdco prior to the Closing Date.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest in and to the Collateral that is subject only to Permitted Liens which have first-priority by operation of Applicable Law.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Class of any Incremental Term Facility or Permitted Acquisition (and all Classes of any Incremental Term Facility or Permitted Acquisition that have been consummated during the applicable period), or the applicable Material Acquisition or Material Disposition, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Class of an Incremental Term Facility, Permitted Acquisition, Material Acquisition or Material Disposition, (i) in the case of Material Disposition shall be excluded, and (ii) in the case of a Permitted Acquisition or a Material Acquisition, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Parent or any of its Subsidiaries, if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments give effect to events that are (x) attributable to such transaction and (y) factually supportable in a manner reasonably satisfactory to the Administrative Agent.

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“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed period of measurement to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant period of measurement.

“Properties” has the meaning specified in Section 5.18(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.01.

“PUC” means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant statutes of any applicable state, rules, regulations, orders, directives and published policies of, and all Laws administered by, any PUC asserting jurisdiction over any Loan Party or any Subsidiary of any Loan Party.

“Purchase Money Security Interest” means any Lien upon tangible personal property securing loans to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.21.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulated Subsidiary” means any Subsidiary of the Parent (other than Holdco or the Borrower) that is a regulated Subsidiary of the Parent. On the Closing Date, the only Regulated Subsidiary is Shenandoah Telephone.

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“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna, or into, from or through any building, structure or facility.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Incremental Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders of such Class. The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders (including Voting Participants) having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination; provided, further, that, this definition is subject to Section 3.03.

“Required Revolving Lenders” means, at any time, Revolving Lenders (including Voting Participants) having Total Revolving Exposures representing more than fifty percent (50%) of the Total Revolving Exposures of all Revolving Lenders. The Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination; provided, further, that, this definition is subject to Section 3.03.

“Rescindable Amount” has the meaning as specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, any principal accounting officer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdco or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdco’s stockholders (or equivalent).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $175,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Facility Maturity Date” means December 5, 2030; provided, that, if such date is not a Business Day, the Revolving Facility Maturity Date shall be the next preceding Business Day.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit G.

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“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the target of any Sanctions or that is, or whose government is, the target of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any (i) Governmental Authority of the United States, Canada, the United Kingdom or any member of the European Union, (ii) the United Nations Security Council, (iii) the European Union, (iv) any political subdivision of any of the foregoing or (v) any other Governmental Authority having (or claiming to have) jurisdiction at such time over any of the following Persons or any of their assets: any Loan Party, any Subsidiary or Affiliate of any Loan Party, any Secured Party, any Participant or any Subsidiary or Affiliate of any Secured Party or Participant, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions, (c) any Person that is otherwise subject to any Sanctions or (d) any Person, directly or indirectly, fifty percent (50%) or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any (a) Governmental Authority of the United States, Canada, the United Kingdom or any member of the European Union, (b) the United Nations Security Council, (c) the European Union, (d) any political subdivision of any of the foregoing or (e) any other Governmental Authority having (or claiming to have) jurisdiction at such time over any of the following Persons or any of their assets: any Loan Party, any Subsidiary or Affiliate of any Loan Party, any Secured Party, any Participant or any Subsidiary or Affiliate of any Secured Party or Participant.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and/or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party and/or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Shenandoah Cable” means Shenandoah Cable Television LLC, a Virginia limited liability company.

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“Shenandoah Telephone” means Shenandoah Telephone Company, a Virginia corporation.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” means, with respect to any Person on any date of determination, that such Person, on a Consolidated basis with its respective Subsidiaries, (a) owns and will own assets, the present fair value of which is greater than the total amount of liabilities, including, contingent liabilities, of such Person and its Subsidiaries, (b) owns and will own assets, the present fair saleable value of which is greater than the amount that will be required to pay the probable liabilities of the then existing debts and liabilities of such Person and its Subsidiaries as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person and its Subsidiaries, (c) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transactions, (d) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they become due and (e) has not incurred, and will not incur, any obligation under the Agreement or any other Loan Document and such Person and its Subsidiaries have not made and will not make any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either existing or future creditors of such Person or its Subsidiaries.

“Specified Event of Default” means any Event of Default pursuant to Section 8.01(a) or Section 8.01(n).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” (a) shall refer to a Subsidiary or Subsidiaries of the Parent and (b) shall exclude each ABS Entity.

“Subsidiary Equity Interests” has the meaning specified in Section 5.06.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.04 or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Closing Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c).

“Swingline Lender” means Bank of America, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)                for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto; and

(b)                for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto;

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provided, that, if the Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Incremental Term Loans of such Lender at such time.

“Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness (other than the net termination obligations of such Person under any Swap Contract, calculated as of any date as if such agreement or arrangement were terminated as of such date and, to the extent related to or supporting such net termination obligations, as described in clauses (k), (l) and (m) of the definition of Indebtedness), of the Parent and its Subsidiaries on a Consolidated basis.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Total Debt as of such date minus (ii) the Unrestricted Cash Amount to (b) Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b).

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and Revolving Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations as of such date.

“Transactions” means, collectively, (a) the entering into of the Loan Documents, the obtaining of the Revolving Facility pursuant to the terms and conditions of the Loan Documents, and any initial Credit Extension of the Revolving Facility, (b) the entering into by the ABS Entities of the ABS Indenture Documentation and the other ABS Transactions to be consummated on or about the Closing Date, (c) the repayment in full of all obligations of the Parent and its Subsidiaries arising under or in connection with the loan documentation entered into in connection with the Existing Credit Agreement, the termination of all commitments with respect thereto, and the termination and release of all guarantees and security interests relating thereto, (d) any other transactions consummated in connection with any of the foregoing, and (e) the payment of all fees, costs and expenses in connection with the foregoing.

“Type” means, with respect to a Revolving Loan or an Incremental Term Loan, its character as a Base Rate Loan or a Term SOFR Loan.

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“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash Amount” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries in an amount not to exceed an amount equal to fifty percent (50%) of Consolidated Adjusted EBITDA of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b) to the extent (a) not appearing (or required to appear) as “restricted” on a Consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP and (b) not subject to any Liens, other than (i) Liens in favor of the Administrative Agent, or (ii) Liens permitted pursuant to clauses (b), (o) and (t) of the definition of “Permitted Liens”. It is understood and agreed that, for purposes of any calculation in connection with determining the permissibility of any incurrence of Indebtedness, the identifiable proceeds of such Indebtedness shall not qualify for inclusion in the Unrestricted Cash Amount for the purposes of such calculation.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (a) solely for purposes of Section 5.30 and Section 7.21, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, and (b) for all other purposes, any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

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“Voting Participant” has the meaning specified in Section 11.06(d).

“Voting Participant Notice” has the meaning specified in Section 11.06(d).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02           Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03           Accounting Terms.

(a)                Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.10, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015. Prior to the delivery of financial statements pursuant to Section 6.01(b) for the fiscal year ending December 31, 2025, any calculation or other determination to be made pursuant to this Agreement by reference to the most recent financial statements delivered pursuant to Sections 6.01(a) or (b) shall be calculated or determined, as applicable, by reference to the financial statements of the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2025 (but, for the avoidance of doubt, on a Pro Forma Basis after giving effect to the consummation of the ABS Transactions and subject to reconciliation to remove the ABS Entities from such financial statements in the manner required pursuant to Section 6.01(d)).

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(b)                Changes in GAAP. If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or in the application thereof.

(c)                Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)                Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Total Net Leverage Ratio, Consolidated Adjusted EBITDA of the Parent and its Subsidiaries and the Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Material Acquisitions and all Material Dispositions occurring during the applicable period of measurement to which such calculation relates, and/or subsequent to the end of such period of measurement but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Total Net Leverage Ratio, Consolidated Adjusted EBITDA of the Parent and its Subsidiaries and/or the Interest Coverage Ratio for purposes of (i) determining compliance with Section 7.20, or (ii) the Applicable Rate, in each case, any Material Acquisition and any Material Disposition and any related adjustment contemplated in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable period of measurement shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.20, (A) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending March 31, 2026, such Pro Forma Compliance shall be determined by reference to the maximum Total Net Leverage Ratio and/or the minimum Interest Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 6.01(a) or Section 6.01(b), and (B) in the case of any such compliance required prior to the delivery referred to in clause (A) above, such Pro Forma Compliance shall be determined by reference to the maximum Total Net Leverage Ratio and/or the minimum Interest Coverage Ratio, as applicable, permitted for the fiscal quarter ending March 31, 2026.

(e)                Financial Calculations. For purposes of the financial covenants set forth in Section 7.20 (including all component definitions used in connection with the calculation or determination of any such financial covenants), and for purposes of any financial covenant calculations to be made pursuant to or in connection with the Loan Documents, it is understood and agreed that such covenants, definitions, calculations and/or determinations, as applicable, shall be made with respect to the Parent and its Subsidiaries (excluding, for the avoidance of doubt, any ABS Entity).

1.04           Rounding.

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Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06           Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07           Interest Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.08           UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.09           Limited Condition Transactions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Total Net Leverage Ratio test or any Interest Coverage Ratio test), (ii) the absence of a Default, or (iii) a determination as to whether the representations and warranties contained in Article II and Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection

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herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect), in each case in connection with the consummation of a Limited Condition Transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, upon either (A) the execution of the definitive agreement with respect to such Limited Condition Transaction, or (B) the consummation of such Limited Condition Transaction (the applicable date referred to above for such Limited Condition Transaction, an “LCT Test Date”), after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a Pro Forma Basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Transaction: (x) (I) the conditions set forth in clause (c)(i)(A) (and, for the avoidance of doubt and, if applicable, clause (c) of the definition of “Permitted Acquisition”) shall be satisfied if (1) no Default shall have occurred and be continuing as of the applicable LCT Test Date; and (2) no Specified Event of Default shall have occurred and be continuing at the time of consummation of such Limited Condition Transaction; and (II) the conditions set forth in clause (c)(i)(B) (and, for the avoidance of doubt and, if applicable, clause (f) of the definition of “Permitted Acquisition”) shall be satisfied if the Loan Parties shall not be in violation of the covenants contained in Section 7.20 after giving effect to the relevant Investment and related incurrence of Indebtedness, on a Pro Forma Basis, as determined on the applicable LCT Test Date (and, if applicable, as demonstrated by the certificate of a Financial Officer of the Borrower delivered on such LCT Test Date and the calculations and financial statements required to be attached thereto); and (y) if the proceeds of Incremental Term Loans advanced under an Incremental Term Facility established pursuant to Section 2.16(b) are being used to finance such Limited Condition Transaction, then (I) the conditions set forth in clause (viii)(A)(II)(x) of the proviso to Section 2.16(b) and Section 4.02(a) shall be required to be satisfied at the time of closing of the Limited Condition Transaction and funding of such Incremental Term Loans but may be subject to customary “SunGard” or “certain funds” conditionality and the representations and warranties required may be limited to customary “specified representations” and such other representations and warranties as may be required by the applicable lenders providing such Incremental Term Loans; and (II) the conditions set forth in clauses (iv) and (viii)(A)(II)(y) of the proviso to Section 2.16(b) and Section 4.02(b) shall, if and to the extent the lenders providing such Incremental Term Loans so agree, be satisfied if (1) no Default shall have occurred and be continuing as of the applicable LCT Test Date; and (2) no Specified Event of Default shall have occurred and be continuing at the time of the funding of such Incremental Term Loans in connection with the consummation of such Limited Condition Transaction. For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated Adjusted EBITDA of the Parent and its Subsidiaries), at or prior to the consummation of the relevant Limited Condition Transaction, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken.

Article II

COMMITMENTS AND CREDIT EXTENSIONS

2.01           Loans.

(a)                Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that, after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, that, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent not less than three (3) Business Days prior to the date of such Revolving Borrowing.

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(b)                Incremental Term Loans. Subject to Section 2.16, on the effective date of any Incremental Term Loan Lender Joinder Agreement or during the availability period provided for in any Incremental Term Loan Lender Joinder Agreement, each Incremental Term Lender party to such Incremental Term Loan Lender Joinder Agreement severally agrees to make a term loan to the Borrower in the amount of its respective Incremental Term Commitment with respect to such Incremental Term Facility as set forth in such Incremental Term Loan Lender Joinder Agreement; provided, however, that, after giving effect to such advances, the Outstanding Amount of such Incremental Term Loans shall not exceed the aggregate amount of the Incremental Term Commitments set forth in the applicable Incremental Term Loan Lender Joinder Agreement of the applicable Incremental Term Lenders. Each Incremental Term Borrowing shall consist of Incremental Term Loans made simultaneously by the Incremental Term Lenders in accordance with their respective Applicable Percentage of the applicable Incremental Term Facility. Incremental Term Borrowings prepaid or repaid may not be reborrowed. Incremental Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02           Borrowings, Conversions and Continuations of Loans.

(a)                Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) telephone or (ii) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (B) on the requested date of any Borrowing of Base Rate Loans; provided, however, that, if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of an Incremental Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of an Incremental Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (I) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (V) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Term SOFR Loan.

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(b)                Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that, if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d)                Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)                Interest Periods. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect in respect of the Revolving Facility.

(f)                 Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

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(g)                Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03           Letters of Credit.

(a)                The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

(b)                Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.

(i)                 To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(ii)               If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that, the L/C Issuer shall not (A) permit any such extension if (1) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (2) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)                Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Revolving Commitment and (z) the Total Revolving Exposure shall not exceed the total Revolving Commitments.

(i)                 The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

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(B)              the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)              except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)              any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral reasonably satisfactory to the L/C Issuer (in its sole discretion), with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

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(d)                Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (y) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date.

(e)                Participations.

(i)                 By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(ii)               In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Revolving Percentage of each L/C Borrowing made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Borrowing is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Facility Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this Section 2.03(e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this Section 2.03(e) to reimburse the L/C Issuer for any L/C Borrowing shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Borrowing.

(iii)             Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender’s Revolving Commitment is amended pursuant to the operation of Section 2.16(a), as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

(iv)              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iv) shall be conclusive absent manifest error.

(f)                 Reimbursement. If the L/C Issuer shall make any L/C Borrowing in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Borrowing by paying to the Administrative Agent an amount equal to such L/C Borrowing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Borrowing, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Borrowing is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Borrowing, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Revolving Percentage thereof. Promptly upon receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(g)                Obligations Absolute. The Borrower’s obligation to reimburse L/C Borrowings as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)                 any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)               the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)             any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect;

(iv)              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)                payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or

(vi)              any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(h)                Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

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(i)                 Liability. None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided, that, the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)                 the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)               the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)             the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)              this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (E) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(j)                 Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

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(k)                Benefits. the L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(l)                 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the maximum stated amount of such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (x) payable on the first Business Day following the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (y) accrued through and including the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under or the maximum stated amount of, as applicable, each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(m)              Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the maximum stated amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears (such fronting fee shall be due and payable no later than the tenth Business Day after the end of each March, June, September and December in the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Facility Maturity Date and thereafter on demand). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

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(n)                Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. the L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Borrowing thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Borrowing.

(o)                Interim Interest. If the L/C Issuer for any standby Letter of Credit shall make any L/C Borrowing, then, unless the Borrower shall reimburse such L/C Borrowing in full on the date such L/C Borrowing is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Borrowing is made to but excluding the date that the Borrower reimburses such L/C Borrowing, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Borrower fails to reimburse such L/C Borrowing when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (o) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(p)                Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(q)                Cash Collateralization.

(i)                 If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (q), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided, that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(n). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

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(ii)               The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Borrowings for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(r)                 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(s)                 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04           Swingline Loans.

(a)                The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that, (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment and (C) the aggregate amount of all Swingline Loans outstanding shall not exceed the Swingline Commitment of the Swingline Lender, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

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(b)                Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (i) telephone or (ii) a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, make the amount of its Swingline Loan available to the Borrower.

(c)                Refinancing of Swingline Loans.

(i)                 The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

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(ii)               Notwithstanding anything to the contrary in the foregoing, if for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)             If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.

(iv)              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)                Repayment of Participations.

(i)                 At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

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(ii)               If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f)                 Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05           Prepayments.

(a)                Optional.

(i)                 The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay any Incremental Term Loans and Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided, that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, any Notice of Loan Prepayment delivered pursuant to this Section 2.05(a)(i) in connection with any proposed refinancing of any Facility may be, if expressly so stated in such Notice of Loan Prepayment, contingent upon the consummation of such refinancing, and (x) the date of prepayment specified in such Notice of Loan Prepayment may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such Notice of Loan Prepayment may be revoked by the Borrower in the event such refinancing is not consummated (provided, further, that, neither the extension of the date of prepayment as specified in the foregoing clause (x) nor the revocation of such Notice of Loan Prepayment as specified in the foregoing clause (y) shall relieve the Borrower from its obligations in respect thereof under Section 3.05). Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Incremental Term Loans pursuant to this Section 2.05(a) shall be applied to any then-existing Incremental Term Loans on a pro rata basis (provided, that, any Incremental Term Loan Lender Joinder Agreement may provide that the Incremental Term Loans under such Incremental Term Facility may participate in voluntary prepayments on a less than pro rata (but not greater than pro rata) basis) and, in each case, applied to the principal repayment installments of each such Incremental Term Facility as required pursuant to the applicable Incremental Term Loan Lender Joinder Agreement. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

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(ii)               The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided, that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                Mandatory. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

Prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06           Termination or Reduction of Commitments.

(a)                Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit. Notwithstanding the foregoing, any termination notice delivered pursuant to this Section 2.06(a) in connection with any proposed refinancing of the Revolving Facility or another transaction may be, if expressly so stated in such termination notice, contingent upon the consummation of such refinancing or such other transaction, and (x) the date of termination specified in such termination notice may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such termination notice may be revoked by the Borrower in the event such refinancing or such other transaction is not consummated (provided, that, in connection with the extension of the date of termination as specified in the foregoing clause (x) or the revocation of such termination notice as specified in the foregoing clause (y), the Borrower shall pay any costs and expenses of the Administrative Agent and each Lender incurred in connection therewith).

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(b)                Mandatory. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07           Repayment of Loans.

(a)                Incremental Term Loans. The Borrower shall repay the outstanding principal amount of all Incremental Term Loans in the installments, on the dates and in the amounts set forth in the applicable Incremental Term Loan Lender Joinder Agreement for the Incremental Term Facility under which such Incremental Term Loans were made (as such installments may hereafter be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02.

(b)                Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Revolving Facility Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(c)                Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Facility Maturity Date.

2.08           Interest and Default Rate.

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(a)                Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)                Default Rate.

(i)                 If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)               If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)             Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09           Fees.

In addition to certain fees described in clauses (l) and (m) of Section 2.03:

(a)                Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

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(b)                Other Fees.

(i)                 The Borrower shall pay to the Administrative Agent and BofA Securities for their own respective account fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)               The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10           Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Parent and its Subsidiaries or for any other reason, the Borrower, or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11           Evidence of Debt.

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(a)                Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12           Payments Generally; Administrative Agent’s Clawback.

(a)                General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)                 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii)               Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(d)                Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                 Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and Section 2.03(l) and (m) shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

(g)                Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13           Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:

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(i)                 if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14           Cash Collateral.

(a)                Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

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(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, that, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15           Defaulting Lenders.

(a)                Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)             Certain Fees.

(A)              Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)              Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)              Defaulting Lender Fees. With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)              Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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(v)                Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(v) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16           Increase in Revolving Facility; Incremental Term Loans.

The Borrower may, at any time and from time to time, upon prior written notice to the Administrative Agent, increase the Revolving Facility (but not the Letter of Credit Sublimit or the Swingline Sublimit) and/or establish one or more Incremental Term Facilities, by a maximum aggregate amount for all such increases in the Revolving Facility and all such Incremental Term Facilities not to exceed the Incremental Amount; provided, that, the Borrower may not establish more than two (2) such increases in the Revolving Facility and/or Incremental Term Facilities during the term of this Agreement. In addition to compliance with the foregoing requirements, any increase in the Revolving Facility pursuant to this Section 2.16 shall comply with the provision of Section 2.16(a); and the establishment of any Incremental Term Facility pursuant to this Section 2.16 shall comply with the provisions of Section 2.16(b).

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(a)                Increase in Revolving Facility. Any increase in the Revolving Facility may be established with additional Revolving Commitments from any Revolving Lender and/or new Revolving Commitments from any Eligible Assignee selected by the Borrower and acceptable to the Administrative Agent, the Swingline Lender and each L/C Issuer; provided, that:

(i)                 any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii)               no Default shall exist and be continuing at the time of any such increase;

(iii)             (A) no existing Lender shall be under any obligation to increase its Revolving Commitment or otherwise participate in such increase and any such decision whether to increase its Revolving Commitment or otherwise participate in such increase shall be in such Lender’s sole and absolute discretion, and (B) the increase by any existing Lender of its Revolving Commitment in connection with this Section 2.16(a), any existing Lender that is providing a new Revolving Commitment in connection with this Section 2.16(a), and any financial institution that will become a new Lender in connection with any such increase in connection with this Section 2.16(a), in each case, shall be subject to the consent, if any, of any party whose consent would be required under Section 11.06(b) in connection with an assignment;

(iv)              (A) any new Lender participating in such increase shall join this Agreement by executing such joinder documents as are required by the Administrative Agent and/or (B) any existing Lender participating in such increase shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(v)                as a condition precedent to such increase, the Borrower shall have delivered to the Administrative Agent (A) a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of each such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (II) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article II and Article V and the other Loan Documents or which are contained in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and (y) no Default exists, and (B) if requested by the Administrative Agent, an opinion or opinions of counsel for the Loan Parties, dated as of the date of effectiveness of any such increase and addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)              a Financial Officer of the Borrower shall have delivered to the Administrative Agent a certificate (which certificate shall include reasonably detailed calculations to demonstrate satisfaction of such condition) demonstrating that, upon giving Pro Forma Effect to such increase in the Revolving Facility (and assuming for such calculation that such increase is fully drawn), the Loan Parties would be in compliance with the financial covenants set forth in Sections 7.20(a) and (b) as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b) (it being understood and agreed that for purposes of calculating such Total Net Leverage Ratio, the identifiable proceeds of such increase in the Revolving Facility shall not qualify for inclusion in the Unrestricted Cash Amount for purposes of the definition of “Total Net Leverage Ratio”);

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(vii)            such increase in the Revolving Facility shall be on the same terms and conditions as the Revolving Facility; and

(viii)          Schedule 1.01(b) shall be deemed revised to include any increase in the Revolving Facility pursuant to this Section 2.16(a) and to include thereon any Person that becomes a Lender pursuant to this Section 2.16(a).

Upon each increase to the Revolving Facility pursuant to this Section 2.16(a), each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of such increase and each such increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit and/or Swingline Loans held by each Revolving Lender (including each such increasing Lender), as applicable, will equal such Revolving Lender’s Applicable Revolving Percentage of the aggregate outstanding L/C Obligations and Swingline Loans. Additionally, if any Revolving Loans are outstanding at the time any increase to the Revolving Facility is effected pursuant to this Section 2.16(a), the applicable Revolving Lenders immediately after effectiveness of such increase to the Revolving Facility shall purchase and assign at par such amounts of the Revolving Loans outstanding at such time as the Administrative Agent may require such that each Revolving Lender holds its Applicable Revolving Percentage of all Revolving Loans outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)                Institution of Incremental Term Facilities. The Borrower may, at any time, upon prior written notice to the Administrative Agent, institute an Incremental Term Facility; provided, that:

(i)                 the Borrower (in consultation and coordination with the Administrative Agent) shall obtain commitments for the amount of such Incremental Term Facility from existing Lenders or Eligible Assignees, which Lenders shall join in this Agreement as Incremental Term Lenders by executing an Incremental Term Loan Lender Joinder Agreement;

(ii)               no existing Lender shall be under any obligation to become an Incremental Term Lender and any such decision whether to become an Incremental Term Lender shall be in such Lender’s sole and absolute discretion;

(iii)             such Incremental Term Facility shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

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(iv)              subject to Section 1.09, no Default shall exist and be continuing on the date of effectiveness of any Incremental Term Facility;

(v)                the Incremental Term Loan Maturity Date for such Incremental Term Facility shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Facility; provided, that, such date shall not be earlier than the then-Latest Maturity Date;

(vi)              the scheduled principal amortization payments under such Incremental Term Facility shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Facility; provided, that, the Weighted Average Life to Maturity of the Incremental Term Loans made under such Incremental Term Facility shall not be shorter than the then-remaining Weighted Average Life to Maturity of any Incremental Term Loans under any then-existing Incremental Term Facility;

(vii)            all other terms, provisions and covenants of such Incremental Term Facility (except to the extent permitted by Sections 2.16(b)(v) and (vi) above and excluding pricing, rate floors, discounts, fees and optional prepayment premiums) shall be on terms and conditions reasonably satisfactory to the Administrative Agent; provided, that, it is understood and agreed that the following shall be reasonably satisfactory to the Administrative Agent: (A) covenants or other provisions applicable only to periods after the then-Latest Maturity Date, (B) to the extent required by the Incremental Term Lenders providing any Incremental Term Facility, covenants or other provisions that are not set forth in the Loan Documents at the time of incurrence of such Incremental Term Facility, so long as such covenants or other provisions are added to the Loan Documents for the benefit of the Administrative Agent and the Lenders at the time of the incurrence of such Incremental Term Facility, and (C) to the extent required by the Incremental Term Lenders providing any Incremental Term Facility, customary call protection, customary “MFN” protection, customary borrower buy-back provisions, customary amend-and-extend provisions, amendment provisions permitting customary “repricing” transactions, provisions permitting customary refinancing facilities, and mandatory prepayments (provided, that, to the extent any mandatory prepayment is required in connection with the establishment of an Incremental Term Facility, such mandatory prepayment shall be applied ratably to any other then-existing tranche of term loans under any other then-existing Incremental Term Facility);

(viii)          as a condition precedent to such institution, the Borrower shall have delivered to the Administrative Agent (A) a certificate of each Loan Party dated as of the date of such institution signed by a Responsible Officer of each such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such institution, and (II) subject to Section 1.09, in the case of the Borrower, certifying that, before and after giving effect to such institution, (x) the representations and warranties contained in Article II and Article V and the other Loan Documents or which are contained in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such institution, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and (y) no Default exists and (B) if requested by the Administrative Agent, an opinion or opinions of counsel for the Loan Parties, dated as of the date of effectiveness of any such Incremental Term Facility and addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

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(ix)              a Financial Officer of the Borrower shall have delivered to the Administrative Agent a certificate (which certification shall include reasonably detailed calculations to demonstrate satisfaction of such condition) demonstrating that, subject to Section 1.09, upon giving Pro Forma Effect to such Incremental Term Facility, the Loan Parties would be in compliance with the financial covenants set forth in Sections 7.20(a) and (b) as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b) (it being understood and agreed that for purposes of calculating such Total Net Leverage Ratio, the identifiable proceeds of such Incremental Term Facility shall not qualify for inclusion in the Unrestricted Cash Amount for the purposes of the definition of “Total Net Leverage Ratio”); and

(x)                Schedule 1.01(b) shall be deemed revised to include such Incremental Term Facility pursuant to this Section 2.16(b) and to include thereon any Person that becomes an Incremental Term Lender pursuant to this Section 2.16(b).

(c)                In the case of each of Section 2.16(a) and Section 2.16(b), (i) no Person shall Guarantee the Obligations incurred in connection with such increase or Incremental Term Facility unless such Person is a Loan Party, and (ii) such increase or Incremental Term Facility shall rank pari passu in right of payment with the Obligations and in respect of the Collateral.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)                Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes the L/C Issuer.

(b)                Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(c)                Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                Tax Indemnifications.

(i)                 Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below.

(ii)               Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                 Status of Lenders; Tax Documentation.

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(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W–8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable); or

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(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K–2 or Exhibit K–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K–4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)             Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g)                Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)                Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02           Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

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3.03           Inability to Determine Rates.

(a)                If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)                Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Sections 3.03(a), if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:

(i)                 adequate and reasonable means do not exist for ascertaining one-month, three-month and six-month interest periods of Term SOFR including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)               CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one-month, three-month and six-month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

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then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

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(c)                For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04           Increased Costs.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

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(c)                Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05           Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06           Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

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(b)                Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07           Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01           Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, each L/C Issuer and the Swingline Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement, the Negative Pledge Agreements and each other Collateral Document to be executed and delivered on the Closing Date, executed by a Responsible Officer of the applicable Loan Parties (or Regulated Subsidiary) and a duly authorized officer of each other Person party thereto, as applicable, (iv) counterparts of each ABS Direction Letter executed by a duly authorized officer of each Person party thereto and (v) counterparts of any other Loan Document to be executed and delivered on the Closing Date, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)                Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date, certifying as to the Organization Documents of each Loan Party and each Regulated Subsidiary (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party and each Regulated Subsidiary, the good standing, existence or its equivalent of each Loan Party and each Regulated Subsidiary and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party and each Regulated Subsidiary.

(c)                Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

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(d)                Financial Statements; Pro Forma Balance Sheet. The Administrative Agent and the Lenders shall have received (i) audited financial statements of the Parent and its Subsidiaries for the fiscal year ending December 31, 2024 (such fiscal year being the “Prior Fiscal Year”), (ii) quarterly financial statements of the Parent and its Subsidiaries for each fiscal quarter of the Parent ending after the Prior Fiscal Year and prior to the Closing Date for which quarterly financial statements are available prior to the Closing Date, (iii) an annual budget and projections prepared by management of the Borrower, in form and substance reasonably satisfactory to BofA Securities, and (iv) a balance sheet of the Parent and its Subsidiaries (for the avoidance of doubt eliminating the accounts of the ABS Entities from such balance sheet), based on the most recent quarterly financial statements referred to in clause (ii) above, giving effect to the Transactions on a Pro Forma Basis, each in form and substance satisfactory to each of them.

(e)                Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii)               searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)             completed UCC financing statements (including any necessary transmitting utility filings) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)              stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank (or arrangements satisfactory to the Administrative Agent for delivery thereof); in each case to the extent such Pledged Equity is certificated;

(v)                to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(vi)              a duly completed Perfection and Diligence Certificate.

(f)                 Insurance. The Administrative Agent shall have received certificates of insurance and endorsements of insurance evidencing insurance coverage in effect on the Closing Date and meeting the requirements set forth in Section 6.05.

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(g)                Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Financial Officer of the Borrower certifying that, after giving effect to the Transactions, the Borrower is, and the Loan Parties and their respective Subsidiaries on a Consolidated basis are, Solvent.

(h)                Material Adverse Effect. There shall not have occurred since December 31, 2024 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(i)                 No Litigation. There shall be no action, suit, proceeding or investigation pending against, or threatened in writing against, any Loan Party or any subsidiary of any Loan Party or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any other governmental authority (including the FCC and any applicable PUC) that would reasonably be expected to result in a Material Adverse Effect.

(j)                 Loan Notice; Authorization for Disbursement. The Administrative Agent shall have received (i) a Loan Notice with respect to the Loans to be made on the Closing Date, if any, and (ii) an executed letter (which may include execution of a closing invoice or funds flow) from the Borrower authorizing the disbursement of the proceeds of any such extension of credit in accordance with the instructions set forth in such letter (or such closing invoice or funds flow, as applicable).

(k)                Existing Indebtedness. All existing Indebtedness of the Parent and its Subsidiaries (including any such Indebtedness arising under or in connection with the loan documentation entered into in connection with the Existing Credit Agreement, but excluding any such Indebtedness that is permitted by the Loan Documents on the Closing Date) shall be repaid in full, all commitments with respect thereto shall be terminated, and all guarantees, Liens and security interests related thereto shall be terminated. The Administrative Agent shall have received customary payoff letters evidencing the satisfaction of the condition precedent set forth in this clause (k).

(l)                 Anti-Money-Laundering; Beneficial Ownership. The Administrative Agent and each Lender shall have completed a due diligence investigation of the Parent and its Subsidiaries in scope, and with results, satisfactory to the Administrative Agent or such Lender, including (i) U.S. Department of Treasury Office of Foreign Assets Control, Foreign Corrupt Practices Act and “know your customer” due diligence, and (ii) all business and legal due diligence with respect to the Transactions. The Loan Parties shall have provided to the Administrative Agent and each Lender the documentation and other information requested by the Administrative Agent or such Lender in order to comply with Applicable Law, including the Patriot Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

(m)              Consents. The Administrative Agent shall have received (i) evidence that all board of directors (or equivalent), governmental, shareholder (or equivalent) and third party consents, subordinations, waivers and approvals necessary in connection with the Loan Documents and the consummation of the Transactions (including any required material permits and authorizations of all applicable Governmental Authorities, including the FCC and all applicable PUCs) have been obtained and are in full force and effect and (ii) (A) a true, correct and complete copy of any required Cable Television Consent, (B) a certification that the Administrative Agent, in consultation with the Borrower, has determined that no Cable Television Consent is required, or (C) a certification that a dismissal or other similar action has been entered by the applicable PUC with respect to any Cable Television Consent that the applicable Loan Party has submitted an application for to the applicable PUC.

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(n)                Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letters and Section 2.09. The Borrower shall have paid all expenses of BofA Securities and the Administrative Agent required to be reimbursed by the Borrower prior to or on the Closing Date (including the reasonable and documented fees, charges and disbursements of counsel to BofA Securities and the Administrative Agent (directly to such counsel if requested by BofA Securities and the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower, on the one hand, and BofA Securities and the Administrative Agent, on the other hand)).

(o)                ABS Transactions. The Administrative Agent shall have received evidence that the ABS Transactions to be consummated on or around the Closing Date have been (or will be, substantially simultaneously with the Closing Date) consummated.

(p)                Officer’s Closing Certificate. The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower certifying (i) that the conditions set forth in clauses (h), (i), (m), and (o) above and, immediately after giving effect to the Transactions to occur on the Closing Date, Sections 4.02(a) and (b) have been satisfied, (ii) that, upon giving effect to the consummation of the Transactions on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.20 as of the last day of the fiscal quarter of the Parent most recently ended on or prior to the Closing Date for which financial statements are available (which certification shall include reasonably detailed calculations to demonstrate satisfaction of such condition), (iii) as to the organizational structure of the Parent and its Subsidiaries after giving effect to the consummation of the ABS Transactions and (iv) that the copies of the ABS Indenture Documentation (which, where applicable, shall be the fully executed versions of such documents) delivered to the Administrative Agent prior to the Closing Date are the true, correct and complete copies of the ABS Indenture Documentation as in effect on the Closing Date.

Without limiting the generality of the provisions of Section 9.03(c) or Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02           Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)                Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, in each case, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

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(b)                Default. No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01           Organization and Qualification.

As of the Closing Date, each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.01. Each Loan Party and each Subsidiary of each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except, in the case of this clause (c), where the failure to be so duly licensed, qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

5.02           Compliance with Laws.

Each Loan Party and each Subsidiary of each Loan Party is in compliance with all Applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.03           Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party (a) has good and sufficient title to or valid fee or leasehold interests in all properties, assets and other rights that it purports to own or lease, other than where the failure to have such good and sufficient title to, or valid fee or leasehold interest in, such properties, assets and other rights would not reasonably be expected to result in a Material Adverse Effect, and (b) owns or leases all of its other properties free and clear of all Liens except Permitted Liens.

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5.04           Investment Company Act.

None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.05           Default.

No Default exists or is continuing.

5.06           Subsidiaries and Owners.

Schedule 5.06 sets forth, as of the Closing Date (a) the legal name of each of the ABS Entities and the legal name of each of the Parent’s Subsidiaries and, in each case, the amount, percentage and type of Equity Interests of such Subsidiary (the “Subsidiary Equity Interests”) held by the Parent or any Subsidiary of the Parent, and (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a). The Parent and each Subsidiary of the Parent has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien other than the Lien of the Administrative Agent pursuant to the Security Agreement and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement).

5.07           Power and Authority; Validity and Binding Effect.

(a)                Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)                This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

5.08           No Conflict; Material Contracts; Consents.

(a)                Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated nor the compliance with the terms and provisions hereof or thereof by any of them will (i) contravene the terms and conditions of the Organization Documents of any Loan Party or any Subsidiary of any Loan Party, (ii) conflict with, constitute a default under or result in any breach of (A) any Material Indebtedness of any Loan Party or any Subsidiary of any Loan Party, (B) any ABS Indenture Documentation, or (C) any Material Contract (not subject to clause (ii)(A) or clause (ii)(B) of this Section 5.08(a)) to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, in each case as set forth in this clause (a)(ii), except where such conflict, default or breach would not reasonably be expected to have a Material Adverse Effect, (iii) violate any Applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it or any of its Subsidiaries is subject, in each case as set forth in this clause (a)(iii), except where such violation would not reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Permitted Liens). None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including without limitation pursuant to any Material Contract or any ABS Indenture Documentation), or subject to any restriction in any of its Organization Documents, or any requirement of Law that would reasonably be expected to result in a Material Adverse Effect.

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(b)                No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Contract or any ABS Indenture Documentation) in connection with (i) the execution, delivery and carrying out of this Agreement or any other Loan Document, other than as provided in Schedule 5.08, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, other than as provided in Schedule 5.08, (iii) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements (including any transmitting utility financing statements), and filings with the United States Patent and Trademark Office or the United States Copyright Office), other than as provided in Schedule 5.08, or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents (except approvals of the FCC or any applicable PUC with respect to any assignment or transfer of control of a License or Communications System), in each case except (A) those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect, and (B) such consents, approvals, exemptions, orders, authorizations, registrations, or filings the failure of which to obtain or make, as applicable would not reasonably be expected to result in a Material Adverse Effect. Each of the Material Contracts is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

5.09           Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of any Loan Party or any Subsidiary of any Loan Party, threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (i) would reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

5.10           Financial Statements.

(a)                Audited Financial Statements. The audited financial statements delivered on or before the Closing Date and thereafter most recently delivered in accordance with Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries (or the Parent and its Subsidiaries (including the ABS Entities)) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

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(b)                Unaudited Financial Statements. The unaudited financial statements delivered on or before the Closing Date and thereafter most recently delivered in accordance with Section 6.01(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                Accuracy of Financial Statements. As of the Closing Date, neither the Parent nor any of its Subsidiaries has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements delivered pursuant to Section 4.01(d) or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Borrower that would reasonably be expected to result in a Material Adverse Effect.

(d)                Material Adverse Effect. Since December 31, 2024, no circumstance or event, or series of circumstances or events, has occurred resulting in a Material Adverse Effect.

5.11           Margin Stock.

None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Credit Extension has been used, whether directly or indirectly, and whether immediately or incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U. None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12           Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading. Any projections or budgets provided by or on behalf of the Loan Parties or their respective Subsidiaries have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results.

5.13           Taxes.

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All federal, state, local and other material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all material taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except (a) to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (b) as would not reasonably be expected to result in a Material Adverse Effect.

5.14           Intellectual Property; Other Rights.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others except as would not reasonably be expected to result in a Material Adverse Effect.

5.15           Liens in the Collateral.

Subject only to Permitted Liens, the Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents on or after the Closing Date constitute and will continue to constitute Prior Security Interests in and to the Collateral.

5.16           Insurance.

The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying the requirements set forth in Section 6.05(a).

5.17           Employee Benefits Compliance.

(a)                Each Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and other federal or state Law, except for any noncompliance that would not reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, is adopted by means of a master or prototype plan that has received a favorable opinion letter upon which the relevant Loan Party or ERISA Affiliate is entitled to rely or is within the remedial amendment period (under Section 401(b) of the Code and the regulations and IRS guidance thereunder) in which to submit a request for a favorable determination letter. As to each Plan which is intended to qualify under Section 401(a) of the Code, to the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would cause the loss of such qualification that cannot be remedied under the IRS employee plans compliance resolution system or any successor program. The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Plan and each Multiemployer Plan in all material respects and have made all required contributions to each Plan and each Multiemployer Plan on or before the applicable due date, including contributions to any Pension Plan that are required by the Plan Funding Rules and any contributions to any Pension Plan or any Multiemployer Plan that are required by a collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan or Multiemployer Plan.

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(b)                There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, including by any Governmental Authority, with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(c)                Except as set forth on Schedule 5.17, no ERISA Event has occurred or is reasonably expected to occur. Nothing listed on Schedule 5.17, either individually or in the aggregate, will result in (i) any liability in excess of the Threshold Amount, (ii) any Lien against a Plan or any Loan Party or (iii) additional contributions to any Plan required by the Plan Funding Rules.

(d)                As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.18           Environmental Matters.

(a)                Except as would not reasonably be expected to have a Material Adverse Effect, the facilities and properties currently or formerly owned, leased or operated by any Loan Party or any Subsidiary of any Loan Party (the “Properties”) do not (x) contain any Hazardous Materials attributable to the ownership, lease or operation of the Properties by any Loan Party or any Subsidiary of any Loan Party in amounts or concentrations or (y) store or utilize any Hazardous Materials in amounts or concentrations which (i) constitute a violation by any Loan Party or any Subsidiary of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability.

(b)                Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or Subsidiary of any Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the activities of any Loan Party or any Subsidiary of any Loan Party at any of the Properties or the business operated by any Loan Party or any Subsidiary of any Loan Party (the “Business”), or any prior Business for which any Loan Party or any Subsidiary of any Loan Party has retained liability under any Environmental Law.

(c)                Except as would not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been transported or disposed of from the Properties (i) in violation of Environmental Law by or (ii) in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability; nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party or any Subsidiary of any Loan Party at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, any Environmental Liability.

5.19           Communications Regulatory Matters.

(a)                A Loan Party or a wholly-owned, Domestic Subsidiary of a Loan Party holds each Material License or the right to utilize each Material License.

(b)                The Material Licenses held or utilized by the Loan Parties and their Subsidiaries are valid and in full force and effect without adverse conditions limiting the rights or authority of such Loan Party or Subsidiary under the Material Licenses, except for such conditions as (i) are generally applicable to holders of such Material Licenses or (ii) do not adversely affect the ability of the Loan Parties and their Subsidiaries to operate their Communications Systems in any material respect. Each Loan Party or Subsidiary of a Loan Party holding or utilizing a Material License has all requisite power and authority required under the Communications Act and PUC Laws to hold or utilize such Material License and to own and operate the Communications Systems held or utilized by such Loan Party or such Subsidiary of a Loan Party. The Material Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems of the Loan Parties and the Subsidiaries of the Loan Parties. No event has occurred and is continuing which would reasonably be expected to (i) result in the suspension, revocation, or termination of any such Material License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder. No Responsible Officer of any Loan Party or any Subsidiary of any Loan Party has actual knowledge that any Material License will not be renewed in the ordinary course. Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, any PUC or any other applicable Governmental Authority with respect to any Material License, and there are no proceedings pending by or before the FCC, any PUC or any other applicable Governmental Authority which would reasonably be expected to have a material and adverse effect on the validity of any Material License.

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(c)                All of the material properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties and their Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) and are and will be in compliance in all material respects with all terms and conditions of the Material Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d)                Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid, or caused to be paid, all material franchise, license or other fees and charges related to the Material Licenses or which have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.20           Solvency.

As of (a) the Closing Date and (b) the date of any request for an Incremental Term Loan pursuant to Section 2.16(b), the Borrower is, and the Loan Parties and their respective Subsidiaries on a Consolidated basis are, Solvent.

5.21           Qualified ECP Guarantor.

The Borrower is a Qualified ECP Guarantor.

5.22           Reserved.

5.23           Labor Matters.

There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Responsible Officer of any Loan Party or any Subsidiary of any Loan Party, threatened except as would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five (5) years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as would not reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound, except for any such termination or renegotiation which would not reasonably be expected to result in a Material Adverse Effect.

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5.24           Anti-Corruption; Anti-Terrorism and Sanctions.

(a)                Each of the Loan Parties and their respective Subsidiaries (including the ABS Entities), Affiliates, and to the knowledge of the Loan Parties and their Subsidiaries, their officers, directors, employees and authorized agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)                The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees and authorized agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)                None of the Loan Parties or their respective Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees or authorized agents are Sanctioned Persons or have engaged in, or are now engaged in, any dealings or transactions with any Sanctioned Person.

(d)                No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)                The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees and authorized agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25           The Parent and Holdco’s Status as a Holding Company.

Neither the Parent nor Holdco owns any assets or conducts or engages in any business or operations, in each case, in violation of Section 7.18.

5.26           Senior Debt.

The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing any Indebtedness that is subordinated to the Obligations expressly by its terms.

5.27           Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

5.28           Covered Entities.

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No Loan Party is a Covered Entity.

5.29           Beneficial Ownership Certification.

To the knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.30           Outbound Investment Rules.

Neither any Loan Party nor any Subsidiary (including any ABS Entity) is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither any Loan Party nor any Subsidiary (including any ABS Entity) currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party or such Subsidiary were a U.S. Person or (c) any other activity that would cause the Secured Parties to be in violation of the Outbound Investment Rules or cause any Secured Party to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

Article VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Loan Parties shall comply at all times with the following covenants:

6.01           Reporting Requirements.

The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)                Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year of the Parent, financial statements of the Parent and its Subsidiaries (including the ABS Entities), consisting of consolidated balance sheets as of the end of such fiscal quarter and the then elapsed portion of the applicable fiscal year, and related consolidated statements of income, stockholders’ or members’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date (which requirement shall be deemed satisfied by the delivery or filing with the SEC of the Parent’s quarterly report on Form 10-Q (or any successor form) for such quarter), all in reasonable detail and certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)                Annual Financial Statements. As soon as available and in any event no later than one hundred (100) days after the end of each fiscal year of the Parent, audited financial statements of the Parent and its Subsidiaries (including the ABS Entities) consisting of consolidated balance sheets as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (which requirement shall be deemed satisfied by the delivery or the filing with the SEC of the Parent’s Annual Report on Form 10-K (or any successor form) for such year), and accompanied by an opinion of RSM US LLP or another independent certified public accountants of nationally recognized standing. The report of accountants shall be prepared in accordance with Statement of Auditing Standards No. 58, as amended, entitled “Reports on Audited Financial Statements” and shall be free of material qualifications or exception as to the scope of such audit or any “going concern” qualification (other than (x) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (y) any such exception or qualification that is with respect to, or expressly resulting from, the occurrence of any Incremental Term Loan Maturity Date with respect to any Incremental Term Facility that is scheduled to occur within one (1) year from the time such report and opinion are delivered).

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(c)                Compliance Certificate. Concurrently with the financial statements furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.01(a) and (b), a Compliance Certificate duly executed by a Financial Officer of the Borrower.

(d)                Reconciliation. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), an internally prepared reconciliation reflecting the adjustments necessary to eliminate the accounts of the ABS Entities, if any, from such financial statements.

(e)                Other Reports.

(i)                 Annual Budget. An annual Consolidated budget and any forecasts or projections of the Parent and its Subsidiaries, to be supplied not later than sixty (60) calendar days after the commencement of each fiscal year.

(ii)               Accountants’ Reports. Promptly upon their becoming available to the Borrower, any reports, including management letters submitted, to the Parent by independent accountants in connection with any annual, interim or special audit.

(iii)             ABS Indenture Documentation Statements, Reports and Notices. Promptly when made available pursuant to the ABS Indenture Documentation, a copy of each “Manager Report” (as defined in the ABS Base Indenture) and, upon the reasonable request of the Administrative Agent, copies any other statement, report or notice furnished by any ABS Entity to any holder of the obligations under any of the ABS Indenture Documentation or to any other Person, in each case, to the extent such statement, report or notice was furnished, delivered or provided pursuant to the terms of any of the ABS Indenture Documentation.

(iv)              Benefit Plan Documentation. Promptly upon request by any Lender, the Borrower will deliver to such Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed in respect of any Pension Plan pursuant to the Code, ERISA and other Applicable Law, and (B) all actuarial reports prepared in respect of any Pension Plan. Promptly upon request by any Lender, (A) the Borrower will deliver to such Lender any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan that any Loan Party has received and (B) the Borrower will request the Multiemployer Plan to provide (and the Borrower will provide to such Lender upon the receipt by any Loan Party) any documentation regarding withdrawal liability or funding status that a Multiemployer Plan is required to provide upon request.

(f)                 Notices.

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(i)                 Default. Promptly after any Responsible Officer of any Loan Party or any Subsidiary of any Loan Party has learned of the occurrence of a Default, a certificate signed by a Responsible Officer of the Borrower setting forth the details of such Default and the action that the Borrower proposes to take, or to cause to be taken, with respect thereto.

(ii)               Regulatory and Other Notices. Promptly after filing, receiving or becoming aware thereof, the Borrower will deliver or cause to be delivered copies of any filings or written communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC and any PUC, relating to any material noncompliance by any Loan Party or any of its Subsidiaries with any Applicable Law, including the Communications Act and any applicable PUC Law, or with respect to any matter or proceeding, in each case, the effect of which would reasonably be expected to result in a Material Adverse Effect.

(iii)             Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral, involve a claim or series of claims that would reasonably be expected to result in a Material Adverse Effect.

(iv)              Organization Documents. Within the time limits set forth in Section 7.14, any material amendment to the Organization Documents of any Loan Party or any Subsidiary of any Loan Party.

(v)                Material Contracts; ABS Indenture Documentation; ABS Trigger Event or Condition. Promptly after any Responsible Officer of any Loan Party or any Subsidiary of any Loan Party becoming aware thereof, (A) any material amendment, supplement, waiver or other modification of, or consent provided under, any of the Material Contracts, the ABS Entity Agreements or any of the other ABS Indenture Documentation, in each case, unless such amendment, supplement, waiver, modification or consent is not prohibited by Section 7.16, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered under any Material Contract, any of the ABS Entity Agreements or any of the other ABS Indenture Documentation if such default, termination, cancellation or revocation would reasonably be expected to result in a Material Adverse Effect or in a Default and (B) the occurrence or existence of any ABS Trigger Event or Condition.

(vi)              Erroneous Financial Information. Promptly in the event that the Parent, the Borrower or their respective accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vii)            ERISA Event. Promptly upon the occurrence of any ERISA Event or any event reasonably expected to result in an ERISA Event; provided, that, no notice of any ERISA Event set forth on Schedule 5.17 as of the Closing Date shall be required.

(viii)          Material Adverse Effect. Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

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(ix)              Environmental Notices. Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Effect, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(x)                Acquisition of Certain Additional Collateral. Concurrently with the delivery of each Compliance Certificate, to the extent notice thereof has not previously been given to the Administrative Agent, notice of (A) the acquisition by any Loan Party of (1) any Pledged Equity, (2) any material Intellectual Property, and/or (3) any Commercial Tort Claim (as defined in the Security Agreement) or related grouping of Commercial Tort Claims arising from the same general circumstances that is or are known to any Loan Party (such that an officer of any Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) and are known to any Loan Party to involve an amount in controversy in excess of the Threshold Amount in the aggregate, (B) the entrance into by any Loan Party or any Subsidiary of any Material Contract, and/or (C) the entrance into by any Loan Party or any Subsidiary (including any ABS Entity) of any ABS Indenture Documentation.

(xi)              Beneficial Ownership Certification. Promptly (A) upon a change to the list of beneficial owners identified the Beneficial Ownership Certification previously received by the Administrative Agent and the Lenders, notice of such change and (B) upon the reasonable request of the Administrative Agent or any Lender, any information or documentation requested by the Administrative Agent or such Lender, as the case may be, for purposes of complying with the Beneficial Ownership Regulation.

(g)                Other Information. Such other reports and information as the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.01(e), (f) or (g) require the Borrower or any of its Subsidiaries to provide any such information which (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (ii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

In no event shall the Borrower be required to furnish, or cause to be furnished, any information (w) that constitutes non-financial trade secrets or non-financial proprietary information, (x) that constitutes attorney work product, (y) that would result in violation of any confidentiality agreement by which it is bound or (z) to the extent that the provision thereof would waive or impair attorney-client privilege, or violate any law, rule or regulation, or any obligation of confidentiality binding on any Loan Party; provided, further, that, in the event the Borrower does not provide information in reliance on the foregoing, such Person shall provide notice to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to receive a waiver or consent with respect to such restriction, to the extent such waiver or consent would not result in a loss of privilege.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are filed with the SEC or otherwise posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

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The Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02           Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.07 or where the failure would not reasonably be expected to result in a Material Adverse Effect and (b) all licenses, franchises, permits and other authorizations (including all Licenses other than Material Licenses) and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which would reasonably be expected to result in a Material Adverse Effect.

6.03           Preservation of Licenses.

Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect all Material Licenses.

6.04           Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy all Indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (a) to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (b) where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to result in a Material Adverse Effect.

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6.05           Maintenance of Insurance.

(a)                Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. Such insurance policies shall contain additional insured and lender loss payable special endorsements in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as additional insured and lender loss payee, as applicable, and providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent.

(b)                Not less than fifteen (15) days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.

(c)                If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.05 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default, at the Loan Parties’ expense, but without any obligation to do so, procure such policies or pay such premiums. All sums so disbursed by the Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, shall be payable by the Loan Parties to the Administrative Agent on demand and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.

6.06           Maintenance of Properties.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except in each case where the failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.07           Visitation Rights.

Each Loan Party will permit, and will cause each of its Subsidiaries to permit, at the expense of the Loan Parties, any authorized representatives of the Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany the Administrative Agent’s authorized representatives and (during the existence of an Event of Default) any authorized representative of any Lender (whether or not accompanied by representatives of the Administrative Agent)):

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(a)                to visit and inspect any of the properties of the Loan Parties and their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom; provided, that, absent the existence of an Event of Default, the Administrative Agent shall not (and any Lender that elected to have its authorized representatives accompany the Administrative Agent’s authorized representatives on such visit and inspection shall not) request reimbursement from the Borrower for more than one visit and inspection in any calendar year; and

(b)                to discuss their affairs, finances and business with their officers, employees and certified public accountants; provided, that, absent the existence of an Event of Default, the Loan Parties will receive reasonable prior notice of the time and place of such discussions with their certified public accounts and may elect to attend and participate in such discussions (for the avoidance of doubt, the failure of the Loan Parties to attend or participate any such discussions at the time and place provided in such notice shall not prevent the authorized representatives of the Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany the Administrative Agent’s authorized representatives) from proceeding with such discussion);

in each case upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that, during the continuance of an Event of Default, the authorized representatives of the Administrative Agent and any Lender may conduct such visits and inspections and engage in such discussions without notice and as frequently and at such times as they may specify.

6.08           Keeping of Records and Books of Account.

The Loan Parties shall, and shall cause each Subsidiary to, maintain and keep adequate books of record and account that enable the Parent and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by Applicable Laws of any Governmental Authority having jurisdiction over the Parent or any Subsidiary, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.09           Compliance with Laws.

(a)                Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws, except where failure to comply with any Applicable Law would not reasonably be expected to result in a Material Adverse Effect.

(b)                Each of the Loan Parties shall, and shall cause each of its Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees and authorized agents to, comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees and authorized agents with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

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(c)                Except where the failure would not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties shall, and shall cause each of its Subsidiaries to, (i) conduct its operations and keep and maintain its real property in compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that, neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).

6.10           Further Assurances.

(a)                Generally. Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent may deem reasonably necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(b)                Additional Subsidiaries. In furtherance, and not in limitation, of Section 6.10(a), but subject to the limitations of such Section, promptly, and in any event within sixty (60) days (or such later date as the Administrative Agent shall agree to in its sole discretion) of:

(i)                 the creation or acquisition of any direct or indirect Subsidiary by any Loan Party (other than an Excluded Subsidiary), each of the Loan Parties shall, and shall cause each of its Subsidiaries to, cause each such new Subsidiary to execute and deliver (A) to the Administrative Agent a duly executed Guarantor Joinder, pursuant to which (1) such new Subsidiary shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as an Obligor (as defined therein), and (2) the Pledged Equity of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents and (B) an additional signature page to the Master Subordinated Intercompany Note, together with an allonge in the form required pursuant thereto; and

(ii)               the creation or acquisition of any direct or indirect Subsidiary by any Loan Party that is a Regulated Subsidiary, to the extent such Regulated Subsidiary is an Excluded Subsidiary, each of the Loan Parties shall, and shall cause each of its Subsidiaries to, cause (A) each such new Regulated Subsidiary to execute and deliver to the Administrative Agent a duly executed Negative Pledge Agreement and (B) the Pledged Equity of such new Regulated Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents.

Concurrently with the delivery of the foregoing, the Loan Parties will deliver, or cause to be delivered, all certificates evidencing such Pledged Equity, together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and, if applicable, will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations.

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The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.10 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.

For the avoidance of doubt, assets owned by any ABS Entity shall not constitute Collateral.

6.11           Cash Management.

The Loan Parties shall maintain, and shall cause their Subsidiaries to maintain, primary depository accounts and primary cash management relationship with one or more of the Lenders (and/or any Affiliates thereof).

6.12           Use of Proceeds.

Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, use the proceeds of (a) the Revolving Loans (i) on the Closing Date, to refinance certain existing indebtedness of the Parent and its Subsidiaries, and (ii) on the Closing Date and thereafter, for working capital and other general corporate purposes (including capital expenditures and payment of fees and expenses in connection with the Transactions) not in contravention of the Loan Documents, and (b) any Incremental Term Facility as specified in the applicable Incremental Term Loan Lender Joinder Agreement; provided, that, in no event shall the proceeds of the Facilities be used in contravention of any Law.

6.13           Material Contracts; ABS Direction Letters.

(a)       Except for noncompliance that would not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties shall, and shall cause each of its Subsidiaries to, comply in all material respects with each Material Contract and each ABS Entity Agreement.

(b)       Each of the Loan Parties shall, and shall cause their Subsidiaries (including the ABS Entities) to, (i) comply with all of the provisions of the ABS Direction Letters and (ii) promptly upon such amounts being available for distribution in accordance with the ABS Indenture Documentation, cause all such amounts available for distribution by the ABS Issuer to be distributed to the ABS Guarantor (and cause the ABS Guarantor to cause such amounts to be simultaneously distributed to the Borrower pursuant to, and in accordance with, the ABS Direction Letters).

6.14           Benefit Plan Compliance.

Except for noncompliance that would not reasonably be expected to result in a Material Adverse Effect, (a) each of the Loan Parties shall, and shall cause each of its Subsidiaries to, ensure that each Plan will be in compliance in all material respects with its terms and Applicable Law, (b) each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan and each Multiemployer Plan and (c) each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan or Multiemployer Plan on or before the due date for such contribution.

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6.15           Anti-Corruption Laws; Sanctions.

Each of the Loan Parties shall, and shall cause their Subsidiaries (including the ABS Entities) and Affiliates to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.16           Post-Closing Deliveries.

Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, perform the obligations set forth on Schedule 6.16 on or before the date provided in Schedule 6.16 (as such date may be extended by the Administrative Agent in its sole discretion) with respect to each such obligation.

Article VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Loan Parties shall comply at all times with the following covenants:

7.01           Indebtedness.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)                Indebtedness under this Agreement and the other Loan Documents;

(b)                Indebtedness of Excluded Subsidiaries of up to $500,000 in the aggregate at any time outstanding;

(c)                unsecured, short-term Indebtedness of the Borrower to Shenandoah Telephone with respect to cash management systems not to exceed $15,000,000 in the aggregate at any time outstanding;

(d)                Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases for fixed or capital assets not to exceed $15,000,000 in the aggregate at any time outstanding;

(e)                unsecured, subordinated Indebtedness of a Loan Party to another Loan Party, pursuant to the Master Subordinated Intercompany Note;

(f)                 unsecured Indebtedness representing deferred compensation to employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;

(g)                Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Secured Hedge Agreement, (ii) any other Interest Rate Hedge, (iii) Indebtedness under any Secured Cash Management Agreement or (iv) other cash management arrangements with depository institutions, in each case, entered into in the ordinary course of business; provided, however, that, (A) no Loan Party shall enter into or incur any Secured Hedge Agreement or other Interest Rate Hedge that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (B) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge Agreement or other Interest Rate Hedge only for hedging (rather than speculative) purposes;

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(h)                Guarantees and other Contingent Obligations permitted by Section 7.04;

(i)                 Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Loan Parties or their Subsidiaries so long as the amount of such Indebtedness is not in excess of the amount of the unpaid premium of, and shall be incurred only to defer the cost of, such insurance for any twelve-month period in which such Indebtedness is incurred and such Indebtedness is outstanding only in such twelve-month period;

(j)                 Indebtedness incurred by the Loan Parties in a Permitted Acquisition or Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(k)                Indebtedness consisting of obligations of the Loan Parties under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(l)                 Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(m)              Indebtedness owing to the ABS Entities on account of the transactions contemplated by the ABS Indenture Documentation; and

(n)                Indebtedness of a Loan Party not to exceed at any time the greater of (i) $10,000,000 and (ii) fifteen percent (15%) of Consolidated Adjusted EBITDA of the Parent and its Subsidiaries calculated on a Pro Forma Basis for the period of four (4) consecutive fiscal quarters ending as of the last day of the most recently ended fiscal quarter for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b).

7.02           Liens.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, except Permitted Liens; provided, that, notwithstanding the foregoing, neither any Loan Party nor any Subsidiary shall at any time create, incur, assume or suffer to exist any Lien on any of the Equity Interests of any ABS Entity, other than any such Lien required to be granted pursuant to the ABS Indenture Documentation.

7.03           Affiliate Transactions.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is in accordance with all Applicable Law and (c)(i) is solely between or among the Loan Parties and their respective Subsidiaries and no other Affiliate, (ii) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, (iii) relates to the payment of reasonable compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, (iv) is a Restricted Payment permitted by Section 7.06 or an advance permitted by Section 7.05(b), (v) is a charitable contribution to Shentel Foundation, a Virginia nonstock corporation, so long as the aggregate amount of all such contributions does not exceed $1,500,000 in any fiscal year, (vi) involves consideration in an amount not to exceed $1,000,000 in any fiscal year or (vii) is an ABS Transaction or is a transaction contemplated by the ABS Indenture Documentation.

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7.04           Contingent Obligations.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a)                resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)                arising with respect to customary adjustment of purchase price or similar obligations incurred in connection with Investments permitted pursuant to Section 7.05;

(c)                arising under indemnity agreements to title insurers;

(d)                arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(e)                incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(f)                 constituting Investments permitted pursuant to Section 7.05;

(g)                Guarantees by any Loan Party of Indebtedness permitted hereunder (other than Indebtedness of any Subsidiary that is not a Loan Party and Excluded Swap Obligations) or other obligations permitted hereunder not constituting Indebtedness (other than any obligations with respect to the Preferred Stock); and

(h)                arising under the Loan Documents and under any Secured Hedge Agreement or other Interest Rate Hedge to the extent permitted under Section 7.01.

7.05           Investments.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, except:

(a)                trade credit extended on usual and customary terms in the ordinary course of business;

(b)                advances to officers, directors and employees of the Loan Parties to meet expenses incurred by such officers, directors or employees for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business not to exceed $1,000,000 at any time outstanding;

(c)                Investments in the form of cash and Cash Equivalents;

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(d)                Investments in other Loan Parties;

(e)                Investments of the Loan Parties and their respective Subsidiaries existing on the Closing Date and set forth on Schedule 7.05;

(f)                 notes payable to, or Equity Interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(g)                Guaranties and other Contingent Obligations permitted by Section 7.04;

(h)                any Secured Hedge Agreement or other Interest Rate Hedge permitted under Section 7.01;

(i)                 subject to the ABS Intercompany Transaction Exception, (i) Investments of ABS Fiber Network Assets in any ABS Entity and (ii) other Investments in the ABS Entities;

(j)                 Investments in the Excluded Subsidiaries made after the Closing Date in an aggregate outstanding amount at any time not to exceed $10,000,000;

(k)                so long as (i) no Default has occurred and is continuing or would result therefrom and (ii) upon giving Pro Forma Effect to such transaction, (A) the Loan Parties would be in compliance with the financial covenants set forth in Sections 7.20(a) and (b) as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 6.01(a) or (b) and (B) the Borrower’s Total Net Leverage Ratio is less than or equal to 2.50:1.00, Investments in an unlimited amount;

(l)                 Investments in the CoBank Equities; and

(m)              Permitted Acquisitions.

7.06           Dividends and Related Distributions.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                any Subsidiary of the Borrower may make, declare and pay lawful, cash dividends or distributions to, or redeem any Equity Interest held by, any Loan Party (other than Holdco);

(b)                any Loan Party may make, declare or pay lawful cash dividends or distributions to the Excluded Subsidiaries in an aggregate amount of up to $10,000,000 over the term of the Facilities;

(c)                any Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower may make, declare and pay lawful, pro rata cash dividends, distributions and redemptions;

(d)                the Borrower and its Subsidiaries may make, declare and pay lawful dividends or distributions to the extent payable in Equity Interests that are not Disqualified Stock;

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(e)                the Borrower may make distributions to Holdco, for further distribution by Holdco to the Parent, with the proceeds of distributions received from the ABS Entities;

(f)                 so long as (x) no Default shall exist at the time of such declaration or could reasonably be expected to result from such Restricted Payment (tested solely at the time of declaration of any such Restricted Payment) and (y) the Loan Parties shall be in compliance with the covenants set forth in Section 7.20 after giving effect to any such Restricted Payment on a Pro Forma Basis for the four fiscal quarter period most recently then ended for which financial statements have been delivered (tested solely at the time of declaration of any such Restricted Payment), the Borrower may make, declare and pay Restricted Payments to Holdco, for further distribution by Holdco to Parent, (i) in any fiscal year, in an amount not to exceed $7,500,000 for ultimate distribution to the holders of common stock of the Parent and (ii) when the Total Net Leverage Ratio is less than or equal to 2.50:1.00 on a Pro Forma Basis, an unlimited amount; and

(g)                non-cash distributions consisting of an increase to the liquidation price of the Preferred Stock to the holders of the Preferred Stock.

7.07           Liquidations, Mergers, Consolidations, Acquisitions.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (x) dissolve, liquidate or wind-up its affairs, (y) become a party to any merger or consolidation, or (z) acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person or group of related Persons; except:

(a)                any Subsidiary (other than Holdco or the Borrower) may combine, merge or consolidate with or into: (i) Holdco; provided, that, Holdco shall be the continuing or surviving Person; (ii) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person; (iii) any other Loan Party (other than Holdco or the Borrower); provided, that, a Loan Party shall be the continuing or surviving Person; and (iv) any one or more other Subsidiaries that are not Loan Parties; provided, that, if a Loan Party is party to such combination, merger or consolidation, a Loan Party shall be the continuing or surviving Person;

(b)                any Subsidiary (other than Holdco or the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided, that, if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(c)                any Subsidiary that is not a Loan Party may dissolve, liquidate or wind-up its affairs, as long as (i) no Event of Default would result therefrom and (ii) such Subsidiary dissolves, liquidates or winds-up into another Subsidiary or a Loan Party;

(d)                any Loan Party (other than Holdco or the Borrower) may dissolve, liquidate or wind-up its affairs, as long as (i) no Event of Default exists or would result therefrom and (ii) such Loan Party dissolves, liquidates or winds-up into another Loan Party; and

(e)                any Loan Party and any Subsidiary may enter into any transactions permitted under Section 7.05 or Section 7.08.

7.08           Dispositions of Assets or Subsidiaries.

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No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, Dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other Disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other Equity Interests of a Subsidiary of such Loan Party), except, subject in all cases to the ABS Intercompany Transaction Exception:

(a)                transactions involving the sale of inventory to customers in the ordinary course of business;

(b)                (i) any termination of any lease or sublease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(c)                any Disposition of assets by any Loan Party to another Loan Party;

(d)                any Disposition of Cash Equivalents in the ordinary course of business;

(e)                any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(f)                 any Disposition (i) permitted by Section 7.07 or (ii) pursuant to an event, with respect to any property of any Person, resulting in any loss of or damage to, or any condemnation or other taking of, such property for which such Person receives insurance proceeds (other than business interruption insurance proceeds), or proceeds of a condemnation award or other compensation;

(g)                any Disposition by any Loan Party to any Excluded Subsidiary, so long as such Dispositions do not exceed $10,000,000 in the aggregate over the term of the Facilities and do not consist of any Equity Interest of any Loan Party;

(h)                Dispositions made to comply with any order of any Governmental Authority or any applicable requirement of Law;

(i)                 other Dispositions so long as (i) the assets disposed of in connection with such disposition are sold for fair market value (as reasonably determined by the Borrower in good faith), (ii) immediately prior to and immediately after the consummation thereof, no Default exists, (iii) such disposition is not of a Minority Investment in any Loan Party, and (iv) the aggregate net book value of all assets sold during the term of the Facilities shall not exceed ten percent (10%) of Consolidated total assets of the Parent and its Subsidiaries;

(j)                 Dispositions solely in cash to Shentel Foundation, a Virginia nonstock corporation, subject to the dollar limitation set forth in Section 7.03(c)(v);

(k)                to the extent constituting a Disposition, any Investment permitted pursuant to Section 7.05; and

(l)                 Dispositions of the CoBank Equities.

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7.09           Use of Proceeds.

No Loan Party shall (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U, T or X as promulgated by the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries (including the ABS Entities) or its or their respective Affiliates, directors, officers, employees or agents of) the proceeds of any Credit Extension, whether directly or indirectly, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in any Sanctioned Country or (iii) in any manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other Applicable Law.

7.10           Subsidiaries and Partnerships.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary that is a Guarantor on the Closing Date; (b) any Subsidiary formed or acquired after the Closing Date that, unless it is an Excluded Subsidiary, joins this Agreement as a Guarantor in accordance with the terms of this Agreement and the Security Agreement by delivering to the Administrative Agent (i) an executed Guarantor Joinder (including any additional documentation required pursuant to the terms of such Guarantor Joinder), (ii) documents in the forms described in Section 4.01 modified as appropriate and (iii) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Pledged Equity of, and Collateral held by, such Subsidiary, and (c) any Excluded Subsidiary.

7.11           Continuation of or Change in Business.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any business other than the business of owning, constructing, managing and operating Communications Systems, or other lines of business necessary or ancillary to the foregoing, consistent with advances in the Communications Systems industry, or an otherwise reasonably related or complimentary extension of the foregoing.

7.12           Fiscal Year.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.13           Issuance of Equity Interests.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party to and for the benefit of a Loan Party and that are subject to the Administrative Agent’s Prior Security Interest therein and otherwise comply with the Security Agreement, (b) any Equity Issuance by the Borrower, (c) any issuance of warrants or options for Equity Interests, stock appreciation rights or similar equity or equity-based awards of the Borrower to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to incentive, compensation or employee benefit plans established in the ordinary course of business and any such Equity Interests of the Borrower issued upon the exercise of such warrants or options and (d) any Equity Issuances (i) required pursuant to the terms governing the Preferred Stock upon conversion of the Preferred Stock or otherwise or (ii) permitted through the increase to the outstanding amount thereof solely through the payment in kind of distributions on the Preferred Stock.

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7.14           Changes in Organization Documents.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend in any material respect its Organization Documents without providing at least ten (10) Business Days’ prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole discretion) to the Administrative Agent and, in the event such change would be adverse in any material respect to the interests of the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

7.15           Negative Pledges; Other Inconsistent Agreements.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would:

(a)                be breached by any Borrowing by the Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document,

(b)                limit the ability of any Loan Party or any Subsidiary of any Loan Party (except any Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person,

(c)                create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to (i) make Restricted Payments to any Loan Party or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its assets or properties to any Loan Party or (iv) Guarantee the Indebtedness of any Loan Party (except any Excluded Subsidiary), or

(d)                require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

provided, however, that, (i) the foregoing clauses (b) through (d) shall not apply to restrictions and conditions imposed by Applicable Law, by this Agreement, any Negative Pledge Agreement or any of the ABS Indenture Documentation, (ii) clauses (b) and (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (iii) clauses (b) and (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of the Preferred Stock solely with respect to the Preferred Stock.

7.16           Material Contracts; ABS Indenture Documentation.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (a) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination), or provide any consent under, (i) any Material Contract if such amendment, restatement, supplement, waiver, modification, termination, cancellation, revocation or consent would reasonably be expected to result in a Material Adverse Effect, or would otherwise result in a Default, (ii) any ABS Entity Agreement if such amendment, restatement, supplement, waiver, modification, termination, cancellation, revocation or consent could reasonably be expected to be adverse to the interests of the Lenders in any material respects or (iii) any of the ABS Indenture Documentation (other than any ABS Entity Agreement, which shall be subject to Section 7.16(a)(ii)) if such amendment, restatement, supplement, waiver, modification, termination, cancellation, revocation or consent could reasonably be expected to be adverse to the interests of the Lenders in any material respects (it being understood and agreed that, for the purposes of this Section 7.16(a)(iii), (A) any such change to Section 5.01(a) of the ABS Base Indenture (including any such change to any defined term used in such section, to the extent such change in such defined term impacts the priority of payments set forth in such section), and (B) any such change to the timing of payments or frequency of payments to be made pursuant to Section 5.01(a) of the ABS Base Indenture (including any such change to the definition of “Payment Date” (as defined in the ABS Indenture)), in each case, shall be deemed to be adverse to the interests of the Lenders in a material respect in violation of this Section 7.16) (it being further understood and agreed that for purposes of this Section 7.16(a)(iii), the term “Subsidiaries” shall be deemed to include the ABS Entities), or (b) waive compliance with, or otherwise amend, restate, supplement or modify, or terminate, cancel or revoke, any ABS Direction Letter (it being understood and agreed that for purposes of this Section 7.16(b), the term “Subsidiaries” shall be deemed to include the ABS Entities).

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7.17           Management Fees.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except (a) legal or consulting fees paid to Persons that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party’s business, (b) management fees to Subsidiaries of up to $1,000,000 in the aggregate for all Subsidiaries who are not Loan Parties in any fiscal year and (c) the fees required to be paid pursuant to, and in accordance with the terms and conditions of, the ABS Non-Securitization Entity Access Agreements.

7.18           Holding Company Covenants.

(a)                Holdco covenants and agrees that it shall not own or acquire any assets (other than immaterial assets) or have any liabilities other than the Equity Interests of its direct and indirect Subsidiaries (including the ABS Entities) and the Preferred Stock, and shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its direct and indirect Subsidiaries (including the ABS Entities), including (A) the incurrence of Indebtedness owing to any other Loan Party under the Master Subordinated Intercompany Note, to the extent such Indebtedness is permitted pursuant to Section 7.01(e), and (B) the payment of dividends to the extent permitted pursuant to Section 7.06, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with the Loan Documents and the Preferred Stock, (v) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes (including the allocation of professional and other such fees and expenses among the Parent and its Subsidiaries (including the ABS Entities) on a consolidated basis), (vi) providing indemnification to officers and members of its board of directors, (vii) guaranteeing the obligations of the other Loan Parties and its Subsidiaries in each case solely to the extent such obligations are not prohibited hereunder and (viii) activities incidental or reasonably related to the businesses or activities described in clauses (i) through (vii) above.

(b)                The Loan Parties covenant and agree that they shall cause the Parent to not own or acquire any assets (other than immaterial assets) or have any liabilities other than the Equity Interests of Holdco, and shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of Holdco and Holdco’s direct and indirect Subsidiaries (including the ABS Entities), including the payment of dividends to the extent permitted pursuant to Section 7.06, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with the Loan Documents, (v) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes (including the allocation of professional and other such fees and expenses among the Parent and its Subsidiaries (including the ABS Entities) on a consolidated basis), (vi) providing indemnification to officers and members of its board of directors and (vii) activities incidental or reasonably related to the businesses or activities described in clauses (i) through (vi) above.

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7.19           Anti-Corruption; Anti-Terrorism; Sanctions.

(a)                None of the Loan Parties or their respective Subsidiaries (including the ABS Entities), Affiliates, officers, directors, employees or authorized agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)                No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds knowingly derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

7.20           Financial Covenants.

(a)                The Loan Parties shall not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date, to be greater than 3.00 to 1.00.

(b)                The Loan Parties shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date, to be less than 2.25 to 1.00.

7.21           Outbound Investment Rules.

The Loan Parties shall not, and shall cause their Subsidiaries (including the ABS Entities) not to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party or such Subsidiary were a U.S. Person or (iii) any other activity that would cause any Secured Party to be in violation of the Outbound Investment Rules or cause any Secured Party to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

8.01           Events of Default.

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Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)                Payments Under Loan Documents. Failure by the Borrower or any other Loan Party to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Unreimbursed Amount or Letter of Credit Borrowing, (ii) within three (3) Business Days after such amount is due, any interest or fees owing on any Loan, Unreimbursed Amount or Letter of Credit Borrowing, or (iii) within three (3) Business Days after such amount is due, any other amount owing hereunder or under the other Loan Documents, or any other Secured Obligation;

(b)                Breach of Warranty. Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification.

(c)                Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.07, Section 6.11, Section 6.12, Section 6.13(b), Section 6.15, or Article VII;

(d)                Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date any Responsible Officer of any Loan Party or Subsidiary of any Loan Party knows of such default or (ii) the date of receipt by any Loan Party of notice from the Administrative Agent or the Required Lenders of such default;

(e)                Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement with respect to Material Indebtedness of any Loan Party or Subsidiary of any Loan Party, with respect to any Indebtedness arising under or in connection with the ABS Indenture Documentation or with respect to any Swap Contract of any Loan Party or Subsidiary of any Loan Party, the aggregate Hedge Termination Value of which is equal to or in excess of $25,000,000 and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)                 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(g)                Injunction. Any Loan Party or any of its respective Subsidiaries are enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any substantial portion of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than thirty (30) days;

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(h)                Expropriation. Any federal, state or local Governmental Authority expropriates or condemns any material portion of the assets of the Loan Parties and their Subsidiaries, taken as a whole, and such expropriation or condemnation causes a Material Adverse Effect;

(i)                 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than by the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(j)                 Security Interests Unenforceable. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.01(a)(vi) or (ii) as a result of the sale or other Disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;

(k)                Uninsured Losses; Proceedings Against Assets. There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(l)                 Events Relating to Employee Benefit Plans. (i) An ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of $25,000,000 or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Pension Plan or Multiemployer Plan in an aggregate amount in excess of $25,000,000, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(m)              Change of Control. A Change of Control shall have occurred;

(n)                Insolvency Proceedings. (i) An Insolvency Proceeding shall have been instituted against the Parent, any Loan Party or any Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) the Parent, any Loan Party or any Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy Laws) instituted against the Parent, any Loan Party or any Subsidiary of a Loan Party shall be entered, (iv) the Parent, any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar Law, domestic or foreign, (v) the Parent, any Loan Party or any Subsidiary of a Loan Party shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) the Parent, any Loan Party or any Subsidiary of a Loan Party shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) the Parent, any Loan Party or any Subsidiary of a Loan Party shall take any action to approve or authorize any of the foregoing, or (viii) the Parent, any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

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(o)                FCC and PUC Matters. Any Material License shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect; or

(p)                Material Contracts; ABS Entity Agreements. Any Loan Party shall default, past any applicable grace and cure period, under any Material Contract or any ABS Entity Agreement not otherwise described in this Section 8.01 and such default results in termination of such Material Contract or such ABS Entity Agreement.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.

8.02           Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law or equity;

provided, however, that, upon the occurrence of an event described in Section 8.01(n) with respect to the Borrower, the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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8.03           Application of Funds.

(a)                After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b)                Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

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(c)                Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Article IX

ADMINISTRATIVE AGENT

9.01           Appointment and Authority.

(a)                Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02           Rights as a Lender.

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The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03           Exculpatory Provisions.

(a)                None of the Administrative Agent or any Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent or any Arranger, as applicable, and its Related Parties:

(i)                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)               shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)             shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, such Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b)                Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

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(c)                Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying thereon and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06           Resignation of Administrative Agent.

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(a)                Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(c)                L/C Issuer and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swingline Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

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9.07           Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that neither of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08           No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.

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9.09           Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)                In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

(b)                Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

(c)                The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles; provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained Section 11.01(a)(i) through (a)(viii), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

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9.10           Collateral and Guaranty Matters.

(a)                Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii)               to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) (as in effect on the Closing Date); and

(iii)             to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b)                Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

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(c)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11           Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in the Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or the Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12           Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

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(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13           Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article X

CONTINUING GUARANTY

10.01        Guaranty.

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Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02        Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03        Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

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10.04        Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05        Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Aggregate Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06        Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07        Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08        Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

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10.09        Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10        Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11        Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Article XI

MISCELLANEOUS

11.01        Amendments, Etc.

(a)                Subject to Section 2.02(g), Section 3.03, the last proviso to this Section 11.01(a), Section 11.01(b), Section 11.01(c), Section 11.01(d), and Section 11.01(e), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no such amendment, waiver or consent shall:

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(i)                 extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default is not considered an extension or increase in Commitments of any Lender);

(ii)               postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or reduce the amount of, waive or excuse any such payment hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii)             reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)              change (i) Section 8.03 or Section 2.13 in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder without the written consent of each Lender, (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby or (iii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation or the Liens in the Collateral securing the Secured Obligations to any Liens securing any other Indebtedness or other obligations, except as permitted under the Loan Documents (as in effect on the Closing Date), in each case, without the written consent of each Lender;

(v)                change (i) any provision of this Section 11.01(a) or the definition of “Required Lenders” or “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” as it relates to the Revolving Facility (or the constituent definition therein relating to the Revolving Facility) without the written consent of each Revolving Lender;

(vi)              release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vii)            release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 as in effect on the Closing Date (in which case such release may be made by the Administrative Agent acting alone); or

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(viii)          directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

and provided, further, that, (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)                Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c)                Notwithstanding anything to the contrary herein, this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), such Lender shall have no other commitment or other obligation hereunder, and such Lender shall have been (or substantially concurrently with the effectiveness of such amendment or amendment and restatement, will be) paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

(d)                Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(e)                Notwithstanding any provision herein to the contrary, in order to implement any additional Commitments and/or any Incremental Term Facility in accordance with Section 2.16, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments and/or such Incremental Term Facility in accordance with Section 2.16, including amendments to this Section 11.01 as may be necessary to include the Lenders providing such additional Commitments and/or such Incremental Term Facility or implement such additional Commitments and/or such Incremental Term Facility) by the Borrower, the other Loan Parties, the Administrative Agent and the relevant Lenders providing such additional Commitments and/or providing a portion of such Incremental Term Facility.

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11.02        Notices; Effectiveness; Electronic Communications.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to Holdco, the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)               if to any other Lender, to the address, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)                Electronic Communications.

(i)                 Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided, that, the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

(ii)               Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdco, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)                Change of Address, Etc. Each of Holdco, the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)                Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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11.03        No Waiver; Cumulative Remedies; Enforcement.

(a)                No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)                Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04        Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates) in connection with the syndication of the credit facilities provided for herein, due diligence investigation, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)                Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

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(d)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)                 Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05        Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06        Successors and Assigns.

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(a)                Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided, that, (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Incremental Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (b)(ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

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(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Incremental Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the L/C Issuer and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, any Loan Party or any of their respective Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi)              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentages. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(vii)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations.

(i)                 Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Parent, any Loan Party or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

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(ii)               Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided, that, such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)             Notwithstanding anything to the contrary set forth in this Section 11.06(d), any Participant that is a Farm Credit Lender that (A) has purchased a participation, (B) has been designated as being entitled to be accorded the rights of a voting Participant (a “Voting Participant”) in a written notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Borrower and Administrative Agent and (C) receives, prior to becoming a Voting Participant, the written consent of the Borrower (unless a Default or Event of Default shall have occurred and is continuing) and the Administrative Agent (such Borrower and Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.06(b) and such consent is not required for an assignment to an existing Voting Participant), or is specified as a Voting Participant as of the Closing Date, shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.06 shall be a Voting Participant without delivery of a Voting Participant Notice. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

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(e)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                 Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

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11.07        Treatment of Certain Information; Confidentiality.

(a)                Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Loan Party, any Subsidiary or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided, that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)                Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

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(c)                Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)                Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

(e)                Whistleblower Protections. For the avoidance of doubt, nothing herein shall prohibit any individual from communicating or disclosing information regarding suspected violations of Laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

11.08        Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or Holdco against any and all of the obligations of the Borrower or Holdco now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Issuer or such Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Holdco may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have under Applicable Law. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09        Interest Rate Limitation.

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Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10        Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns.

11.11        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12        Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13        Replacement of Lenders.

(a)                If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

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(i)                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii)               such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)              such assignment does not conflict with Applicable Laws; and

(v)                in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b)                A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

(d)                Notwithstanding anything in this Section 11.13 to the contrary, (A) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

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11.14        Governing Law; Jurisdiction; Etc.

(a)                GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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11.15        Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16        Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany Indebtedness; provided, that, in the event that any Loan Party receives any payment of any intercompany Indebtedness at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17        No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Arranger and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

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11.18        Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the L/C Issuer, the Swingline Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the L/C Issuer or the Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, (a) to the extent the Administrative Agent, the L/C Issuer and/or the Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Administrative Agent, the L/C Issuer or the Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the L/C Issuer’s or the Swingline Lender’s reliance on any Electronic Signature transmitted by emailed .pdf or any other electronic means). The Administrative Agent, the L/C Issuer and the Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

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Each Loan Party and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.19        USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or the L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22        ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SHENTEL BROADBAND OPERATIONS LLC,
a Delaware limited liability company

By:
Name:
Title:

GUARANTORS	SHENTEL BROADBAND HOLDING INC.,
a Delaware corporation

By:
Name:
Title:

SHENANDOAH PERSONAL COMMUNICATIONS, LLC,
a Virginia limited liability company

By:
Name:
Title:

SHENANDOAH MOBILE, LLC,
a Virginia limited liability company

By:
Name:
Title:

SHENTEL MANAGEMENT COMPANY,
a Virginia corporation

By:
Name:
Title:

SHENANDOAH CABLE TELEVISION, LLC,
a Virginia limited liability company

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

HORIZON ACQUISITION PARENT LLC,
a Delaware limited liability company

By:
Name:
Title:

HORIZON TELCOM, INC.,
an Ohio corporation

By:
Name:
Title:

THE CHILLICOTHE TELEPHONE COMPANY,
an Ohio corporation

By:
Name:
Title:

HORIZON SERVICES, INC.,
an Ohio corporation

By:
Name:
Title:

HORIZON TECHNOLOGY, INC.,
an Ohio corporation

By:
Name:
Title:

URBANSYSTEMS, LLC,
an Indiana limited liability company

By:
Name:
Title:

INFINITY FIBER, LLC,
an Indiana limited liability company

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

CITIZENS BANK, N.A.,
as a Lender

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

TRUIST BANK,
as a Lender

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC

COBANK, ACB,
as a Lender and, solely with respect to the Existing Letters of Credit, as L/C Issuer

By:
Name:
Title:

Credit Agreement

SHENTEL BROADBAND OPERATIONS LLC